                                                                   EXHIBIT 10.20


                                                                  CONFORMED COPY



                         AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JUNE 17, 1998

                                    BETWEEN

                            AXIA ACQUISITION CORP.

                                      AND

                              AXIA HOLDINGS CORP.

                           TABLE OF CONTENTS

                                                                 Page
                                                                 ----
RECITALS..........................................................  1

ARTICLE I   CERTAIN DEFINITIONS...................................  1
     1.1    Defined Terms.........................................  1
     1.2    References to Dollars.................................  8

ARTICLE II  THE MERGER............................................  8
     2.1    The Merger............................................  8
     2.2    Consummation of the Merger and Effective Time.........  8
     2.3    Conversion or Cancellation of Shares..................  8
     2.4    Merger Consideration..................................  9
     2.5    Certificate of Incorporation and By-Laws.............. 10
     2.6    Directors and Officers................................ 10
     2.7    Holdings Stockholders' Meeting........................ 10
     2.8    Dissenting Shares..................................... 10
     2.9    Written Consent of New Holdings....................... 11
     2.10   Lock-Up Agreements.................................... 11

ARTICLE III CLOSING............................................... 11
     3.1    Closing............................................... 11
     3.2    Payment for Shares.................................... 12

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF HOLDINGS............ 13
     4.1    Organization and Qualification........................ 13
     4.2    Corporate Authority................................... 14
     4.3    Authorized Capital.................................... 14
     4.4    Business of Holdings.................................. 15
     4.5    No Violations......................................... 15
     4.6    Governmental Filings; Consents........................ 15
     4.7    Financial Statements; Undisclosed Liabilities......... 16
     4.8    Absence of Certain Changes............................ 17
     4.9    Title to Property; Encumbrances....................... 19
     4.10   Leased Property....................................... 19
     4.11   Buildings, Plants and Equipment....................... 20
     4.12   Employee Benefit Plans................................ 20
     4.13   Licenses and Registration............................. 22
     4.14   Compliance with Laws.................................. 23
     4.15   Environmental Matters................................. 23
     4.16   Litigation and Liabilities............................ 24

     4.17  Intellectual Property Rights........................  25
     4.18  Material Agreements.................................  26
     4.19  Labor Matters.......................................  28
     4.20  Tax Matters.........................................  29
     4.21  Insurance Policies..................................  30
     4.22  Transactions with Affiliates........................  30
     4.23  Brokers and Finders.................................  30
     4.24  Commitments: Burdensome Agreements..................  31
     4.25  Product Liability...................................  31
     4.26  Other Disclosures...................................  31
     4.27  Investment Company; Public Utility..................  32
     4.28  Holdings Transaction Expenses.......................  32
     4.29  "Knowledge of Holdings" Defined.....................  32

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF ACQUISITION.......  32
     5.1   Corporate Organization and Authority................  32
     5.2   No Violations.......................................  33
     5.3   Governmental Filings and Consents...................  33
     5.4   Litigation..........................................  33
     5.5   Securities Act......................................  33
     5.6   Financing...........................................  33
     5.7   No Brokers or Finders...............................  34
     5.8   Viability of Surviving Corporation..................  34

ARTICLE VI  FURTHER AGREEMENTS OF THE PARTIES..................  34
     6.1   Interim Operation of Holdings.......................  34
     6.2   Interim Operation of Holdings and the Company.......  35
     6.3   Tax Matters.........................................  38
     6.4   Assistance with Financing...........................  42
     6.5   Government Filings; Consents........................  43
     6.6   Access; Confidentiality.............................  43
     6.7   Publicity...........................................  44
     6.8   Compliance with WARN Act............................  44
     6.9   Reasonable Efforts..................................  44

ARTICLE VII  CONDITIONS TO OBLIGATIONS OF HOLDINGS.............  46
     7.1   Consents............................................  47
     7.2   Adverse Orders......................................  47
     7.3   Litigation..........................................  47
     7.4   Compliance..........................................  47
     7.5   Opinion of Counsel..................................  47
     7.6   Certifications......................................  47
     7.7   Stock Rollover......................................  47

     7.8      Stockholder Approval........................................    48
     7.9      Amendment and Approval of Parachute Agreements..............    48
     7.10     Proceedings Satisfactory....................................    48

ARTICLE VIII  CONDITIONS TO OBLIGATIONS OF ACQUISITION....................    48
     8.1      Consents....................................................    48
     8.2      Adverse Orders..............................................    48
     8.3      Litigation..................................................    48
     8.4      Compliance..................................................    49
     8.5      Opinion of Counsel..........................................    49
     8.6      Stockholder Approval........................................    49
     8.7      Proceedings Satisfactory....................................    49
     8.8      Certificates................................................    49
     8.9      Holdings Transactions Expenses; Employee Sale Bonuses.......    50
     8.10     AXIA Indebtedness...........................................    50
     8.11     Adjusted Working Capital....................................    50
     8.12     Absence of Material Adverse Developments....................    51
     8.13     FIRPTA Certificate..........................................    51
     8.14     Financing...................................................    51
     8.15     Amendment and Approval of Parachute Agreements..............    51

ARTICLE IX  WORKING CAPITAL AND TAX ADJUSTMENTS; ESCROW PROVISIONS........    52
     9.1      Working Capital Adjustment..................................    52
     9.2      [Intentionally Omitted].....................................    53
     9.3      Escrow Fund.................................................    53

ARTICLE X  TERMINATION....................................................    67
     10.1     Termination Procedures......................................    67
     10.2     Effect of Termination.......................................    68

ARTICLE XI  MISCELLANEOUS AND GENERAL.....................................    68
     11.1     Stockholder Representative..................................    68
     11.2     Payment of Expenses.........................................    69
     11.3     Modification and Amendment..................................    69
     11.4     Counterparts; Facsimile Signature...........................    69
     11.5     Governing Law...............................................    69
     11.6     Notices.....................................................    69
     11.7     Entire Agreement............................................    71
     11.8     Assignments.................................................    71
     11.9     Headings....................................................    71
     11.10    Further Assurances..........................................    72

SCHEDULES

Schedule X  -  Accounting Principles; Method for Calculating Closing
               Date Working Capital
Schedule Y  -  Excluded Assets

EXHIBITS

Exhibit A   -  Form of Opinion of Counsel to Acquisition
Exhibit B   -  Form of Opinion of Counsel to Holdings and AXIA

                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER dated as of June 17, 1998, between AXIA ACQUISITION CORP., a Delaware corporation ("Acquisition"), and AXIA HOLDINGS CORP., a Delaware corporation ("Holdings").

                                   RECITALS

          WHEREAS, the Boards of Directors of Acquisition and Holdings each has determined that it is in the best interests of its respective stockholders for Acquisition to merge into Holdings upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

                                    ARTICLE I

                              CERTAIN DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified or referred to below (terms defined in the singular to have the correlative meaning in the plural and vice versa):

          "Adjusted Working Capital" as of a specified date shall mean the amount calculated in accordance with Schedule X from a balance sheet of the Company as of such date.

          "Adverse Orders" shall have the meaning set forth in Section 7.2.

          "Affiliate" of any Person shall mean any entity which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise. No limited partner of Cortec Group Fund, L.P., no stockholder of any such limited partner, and no Person (other than AXIA and its Subsidiaries) controlled by Cortec Group Fund, L.P. shall be considered an Affiliate of Holdings.

          "Affiliated Group" shall have the meaning set forth in Section 1504 of the Code.

          "Audited AXIA Financial Statements" shall have the meaning set forth in Section 4.7(a).

          "AXIA" shall mean AXIA Incorporated, a wholly-owned subsidiary of Holdings.

          "AXIA Indebtedness" shall mean all indebtedness of the Company in respect of the outstanding 11.00% Series B Senior Subordinated Notes due 2001 of AXIA and amounts due to American National Bank & Trust Co. of Chicago pursuant to the Loan Agreement dated as of June 27, 1996, as amended, together with all accrued interest thereon and all other indebtedness and obligations under, derivatives, swap or exchange agreements, letter of credit reimbursement agreements (exclusive of issuance and maintenance fees and contingent reimbursement obligations with respect to undrawn letters of credit), leases capitalized under GAAP, other obligations for funded indebtedness or guarantees by Holdings or the Company of the funded indebtedness of any other Person (without duplication) together with all accrued interest thereon.

          "Base Price" shall mean U.S. $155,250,000.

          "Benefit Plans" shall have the meaning set forth in Section 4.12.

          "Business Day" shall mean any day that is not a Saturday or a Sunday or a day on which banks located in New York City are authorized or required to be closed.

          "Business Units" shall mean each of the Metal Products, Packaging Products and Construction Tool segments of AXIA, and shall include in each case all operating divisions and subsidiaries included in such units for internal reporting purposes.

          "Cash Merger Consideration" shall have the meaning set forth in
Section 2.4(b).

          "Certificate of Indebtedness" shall have the meaning set forth in
Section 8.10.

          "Closing" shall have the meaning set forth in Section 3.1.

          "Closing Date" shall have the meaning set forth in Section 3.1

          "Closing Date Balance Sheet" shall have the meaning set forth in
Section 9.1.

          "Closing Date Financial Statements" shall have the meaning set forth in Section 9.1.

          "Closing Working Capital Statement" shall have the meaning set forth in Section 9.1.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Company" shall mean, collectively, AXIA and its direct and indirect Subsidiaries.

          "Damages" shall have the meaning set forth in Section 9.3(c).

          "December 1997 Balance Sheet" shall mean the audited consolidated balance sheet as of December 31, 1997 of AXIA and its consolidated subsidiaries included in the Audited AXIA Financial Statements.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Effective Time" shall mean the date and time of consummation of the Merger, as evidenced by the filing of a certificate of merger with the Secretary of State of the State of Delaware.

          "Employee Sale Bonuses" shall mean any sale bonuses, appreciation rights payments or similar payments payable by Holdings or the Company to their current or former employees as a result of the Merger.

          "Encumbrance" shall mean any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement.

          "Environmental Law" shall mean any law, rule, regulation, or ordinance, as in effect at the Effective Time, of any Governmental Body relating to pollution or protection of the environment, including without limitation any law relating to emissions, discharges, Releases or threatened Releases of pollutants, contaminants or Hazardous Materials or wastes into the ambient air, surface water, ground water or land.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean (i) any corporation included with AXIA in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with AXIA within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which AXIA is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of AXIA under Section 414(o) of the Code.

          "Escrow Agent" shall mean the bank or other institution designated as escrow agent pursuant to the Escrow Agreement, to be selected by Acquisition and Holdings prior to the Closing.

          "Escrow Agreement" shall mean the escrow agreement to be entered into among Holdings, Acquisition, the Stockholder Representative and the Escrow Agent, consistent with the provisions of Section 9.3.

          "Escrow Fund" shall have the meaning set forth in Section 3.1(b)(v).

          "Escrow Participant" shall have the meaning set forth in Section
9.3(b).

          "Exchange Act" shall have the meaning set forth in Section 6.11.

          "Excluded Assets" shall mean the assets identified on Schedule Y.

          "Facilities" shall have the meaning set forth in Section 4.9.

          "Financial Statements" shall have the meaning set forth in Section
4.7.

          "GAAP" shall mean generally accepted accounting principles in the United States.

          "Governmental Body" shall mean any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

          "Hazardous Material" shall mean (a) any "hazardous waste" as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), as amended through the Effective Time, and regulations promulgated thereunder; (b) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended through the Effective Time, and regulations promulgated thereunder; (c) any "toxic substance" as defined in the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), as amended through the Effective Time, and regulations promulgated thereunder; and (c) petroleum, and any of its derivatives, by-products and other petroleum-related hydrocarbons.

          "Hazardous Materials Contamination" shall mean contamination of the soil, groundwater, surface water, air or other elements by Hazardous Materials that would give rise to liability under applicable Environmental Law.

          "Holdings Transaction Expenses" shall mean all fees, expenses and other amounts payable by Holdings or the Company to outside legal counsel, accountants, advisors, brokers or others which were incurred by Holdings or the Company for the benefit of the Stockholders in connection with the Merger and remain outstanding at the Effective Time.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Income Tax" shall mean any Tax based upon or computed with respect to net income or profits.

          "Income Tax Return" shall mean a Tax Return with respect to an Income Tax.

          "Intellectual Property" shall have the meaning set forth in Section 4.17(a).

          "Interim Balance Sheet" shall have the meaning set forth in Section 4.7(a).

          "Interim Financial Statements" shall have the meaning set forth in
Section 4.7(a).

          "Knowledge of Holdings" shall have the meaning set forth in Section 4.29.

          "Laws" has the meaning set forth in Section 4.14.

          "Material Agreements" shall have the meaning set forth in Section
4.18.

          "Material Benefit Plans" has the meaning set forth in Section 4.12(a).

          "Material Leases" shall have the meaning set forth in Section 4.10.

          "Material Permits" has the meaning set forth in Section 4.13.

          "Merger" shall mean the merger of Acquisition with and into Holdings pursuant to (S)251 of the DGCL, as contemplated by Article II of this Agreement.

          "Merger Consideration" shall have the meaning set forth in Section 2.4(a).

          "Nonpartisan Accountants" shall have the meaning set forth in Section 9.1(c).

          "Options" shall mean all outstanding options or similar rights to purchase shares of capital stock of Holdings or the Company.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "Permitted Encumbrances" shall have the meaning set forth in Section 4.9.

          "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

          "Preliminary Deficiency" and "Preliminary Surplus" have the respective meanings specified in Section 2.4(a).

          "Prepayment Expenses" shall mean all penalties, premiums, breakage costs, fees, expenses and other charges with respect to the payment of the Axia Indebtedness.

          "Prime Rate" shall have the meaning set forth in Section 9.1(d).

          "Proceeding" shall mean an action, suit, proceeding, arbitration or claim, civil, criminal, regulatory or otherwise, at law or at equity excluding any of the foregoing with respect to claims for workers' compensation.

          "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material), but excludes (a) any release which results in exposure to persons solely within a workplace, with respect to a claim which such persons may assert against the employer of such persons, (b) emissions from the engine exhaust of a motor vehicle, rolling stock, aircraft, vessel or pipeline pumping station engine, and (c) the normal application of fertilizer.

          "Remediation" shall mean all actions to (x) clean up, remove, treat, correct or in any other way respond to any Release of Hazardous Materials, (y) prevent the Release or minimize the further Release of any Hazardous Materials, or (z) perform studies, investigations or monitoring necessary or required to investigate the foregoing or post-remedial studies, investigations, monitoring or operations and maintenance with respect to the foregoing.

          "Retained Liability Fund" shall have the meaning set forth in Section 9.3(j).

          "Share" shall have the meaning set forth in Section 2.3(a).

          "Stockholder" shall mean a registered holder of capital stock of Holdings.

          "Stockholder Representative" shall mean Cortec Capital Corp. or any successor thereto designated as Stockholder Representative in accordance with the provisions of Section 10.1.

          "Subsidiary" shall mean with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (b) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, or (c) whose voting securities are more than 50% owned, directly or indirectly, by such specified Person.

          "Surviving Corporation" shall have the meaning set forth in Section
2.1.

          "Target Working Capital" shall mean $13,000,000.

          "Tax Contest" shall have the meaning set forth in Section 6.3(e).

          "Taxes" shall mean (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code (S)
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above.

          "Taxing Authority" shall mean a Governmental Body having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

          "Tax Return" shall mean any return, declaration, report or information return or statement relating to Taxes, which is required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

          "Transaction Expenses Fund" shall have the meaning set forth in
Section 9.3(g).

          "Unaudited Holdings Financial Statements" shall have the meaning set forth in Section 4.7(a).

          "Units" shall have the meaning set forth in Section 9.3(b).

          "Warranty Fund" shall have the meaning set forth in Section 9.3(c).

          "Working Capital Deficiency" shall have the meaning set forth in
Section 9.1(d).

          "Working Capital Adjustment Fund" shall have the meaning set forth in
Section 9.3(h).

          1.2 References to Dollars. References to dollars or "$" in this Agreement shall mean United States dollars.

                                  ARTICLE II
                                  THE MERGER

          2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL and the Certificate of Incorporation and By-Laws of Acquisition and Holdings, Acquisition shall be merged with and into Holdings as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII and VIII hereof. Following the Merger, Holdings shall continue as the surviving corporation (the "Surviving Corporation") under the name Axia Holdings Corp. and shall continue its existence under the laws of the State of Delaware. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Holdings and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of Holdings and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

          2.2 Consummation of the Merger and Effective Time. Upon the terms and subject to the conditions hereof, Holdings (and Acquisition, if appropriate) shall cause to be filed with the Secretary of State of the State of Delaware a duly executed certificate of merger pursuant to Section 251 of the DGCL and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. As of the Effective Time, by virtue of the Merger, Holdings shall become a wholly-owned subsidiary of AXIA Group, Inc. ("New Holdings").

          2.3 Conversion or Cancellation of Shares. The manner of converting or cancelling shares of Holdings and Acquisition in the Merger shall be as follows. At the Effective Time:

               (a) each share of the Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share (each a "Share" and collectively, the "Shares"), of Holdings issued and outstanding immediately prior to the Effective Time, other than Shares held in the treasury of Holdings and Shares held by any Subsidiary of Holdings or AXIA or by Acquisition or New Holdings, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, the Merger Consideration. All Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except, in the case of Shares other than Shares held in the treasury of Holdings and Shares held by any Subsidiary of Holdings or AXIA or by Acquisition or New Holdings, the right to receive the Merger Consideration for such Shares upon the surrender of such certificate as a general unsecured creditor of the Surviving Corporation.

               (b) each Share issued and held at such time (i) in Holdings' treasury, (ii) by any Subsidiary of Holdings or AXIA, (iii) by Acquisition, or
(iv) by New Holdings shall, by
virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

               (c) each option of Holdings to purchase Shares outstanding immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor and shall cease to exist.

               (d) each share of Common Stock, par value $.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition or the holders of such shares, be converted into one fully paid and nonassessable share of the Surviving Corporation's common stock, par value $.01 per share.

          2.4 Merger Consideration. The "Merger Consideration" shall be an amount per Share equal to the sum of the Cash Merger Consideration and the Residual Payments, determined as set forth in this Section 2.4.

               (a)  Preliminary Working Capital Adjustment. No later than three
(3) Business Days prior to the date of the Closing, Holdings shall prepare and deliver to Acquisition (i) an unaudited balance sheet of Holdings and its Subsidiaries, including the Company, as of the close of business on the last Business Day of the most recent month preceding the date of the Closing for which a balance sheet of the Company can be prepared (the "Preliminary Adjustment Date"), prepared by Holdings on the basis of GAAP applied on a basis consistent with the December 1997 Balance Sheet (subject to the omission of footnotes and to normal year-end adjustments), (ii) a statement which sets forth the Adjusted Working Capital as of the Preliminary Adjustment Date (the "Preliminary Adjusted Working Capital Amount"), computed on the basis of the balance sheet referred to in (i) subject to the exceptions, clarifications and methodology set forth in Schedule X hereto, and (iii) a certificate of an officer of Holdings certifying that such balance sheet and adjusted working capital statement were prepared on the basis described in this Section 2.4(a). Any excess of the Target Working Capital over the Preliminary Adjusted Working Capital Amount, is herein referred to as the "Preliminary Deficiency"; and any excess of the Preliminary Adjusted Working Capital Amount over the Target Working Capital is herein referred to as the "Preliminary Surplus".

               (b) Cash Merger Consideration. The "Cash Merger Consideration" shall be an amount in cash equal to

                    (I) The Base Price (A) minus the Preliminary Deficiency or plus the Preliminary Surplus, (B) minus the sum of (i) the AXIA Indebtedness as of the Closing Date plus (ii) any Prepayment Expenses payable (other than Prepayment Expenses with respect to capitalized leases not to be prepaid on the Closing Date) pursuant to Section 3.1(b)(iv) hereof, all as set forth on the Certificate of Indebtedness, (C) minus those

     Holdings Transaction Expenses set forth on a certificate delivered by Holdings pursuant to Section 8.9, (D) minus those Employee Sale Bonuses set forth on a certificate delivered by Holdings pursuant to Section 8.9, and
     (E) minus the amount to be deposited with the Escrow Agent pursuant to
     Section 3.1(b)(v), divided by

                    (II)  616,273.

               (c) Residual Payments. The "Residual Payments" shall be the payments to be made to the Stockholders from time to time from the Escrow Fund in accordance with Section 9.3 and the Escrow Agreement.

          2.5 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and the By-Laws of Acquisition shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation except that the Certificate of Incorporation of the Surviving Corporation shall be amended to reflect the name of the Surviving Corporation as determined by Acquisition prior to the Closing Date.

          2.6 Directors and Officers. Those persons who immediately prior to the Effective Time are (a) directors of Acquisition, shall be the directors of the Surviving Corporation and (b) officers of Acquisition, shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

          2.7 Holdings Stockholders' Meeting. As soon as practicable after the execution of this Agreement, the Board of Directors of Holdings shall duly call, and shall cause to be held, a meeting of the Stockholders and shall direct that this Agreement and the Merger be submitted to said Stockholders for the purpose of adopting and approving the same. The Board of Directors of Holdings shall recommend that the Stockholders vote for the adoption of this Agreement and the Merger, and shall take all such other action as may be necessary and appropriate to consummate the Merger.

          2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a Stockholder who does not vote in favor of the Merger and who complies with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead, the holder thereof shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost its rights to dissent under the DGCL, each of such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon in accordance with Section 2.3 and such holder shall forfeit its dissenter's rights as provided by Section 262 of the DGCL. Holdings shall give Acquisition notice of all such Dissenting Shares and Acquisition shall have the right to direct and control all negotiations and proceedings with respect to any demands for payments by the holder of any Dissenting Shares. Holdings shall not, except with the prior written consent of Acquisition, voluntarily make or agree to make any payment with respect to, or settle or offer to settle, any such demands for payment.

          2.9 Written Consent of New Holdings. Acquisition hereby represents and warrants that (a) contemporaneously with the execution hereof, New Holdings is executing and delivering to Acquisition a written consent of the sole stockholder of Acquisition approving the Merger and this Agreement in accordance with the DGCL; and (b) New Holdings has received a copy of Section 262 of the DGCL and has waived its rights thereunder.

          2.10 Lock-Up Agreements. Simultaneously with the execution and delivery of this Agreement, Cortec Group Fund, L.P., Stanley Baron, T. Richard Fishbein, Neal A. Kayes, Gerald Rosenberg, R. Scott Schafler, Julie Dale and Dennis Sheehan are entering into agreements with Acquisition pursuant to which such Stockholders are agreeing to vote their Shares in favor of the Merger and providing certain related undertakings.


                                  ARTICLE III
                                    CLOSING

          3.1 Closing. (a) The closing of the Merger (the "Closing") shall take place at the offices of Bracewell & Patterson, 711 Louisiana Street, Suite 2900, Houston, Texas (i) at 10:00 a.m. (local time), on the later of July 24, 1998 and the third Business Day after all of the conditions set forth in Article VII and VIII hereof shall be fulfilled or waived in accordance with this Agreement and applicable law or (ii) at such other time, date and/or place as Holdings and Acquisition may agree (the date on which the Closing occurs being herein referred to as the "Closing Date").

               (b)  At the Closing:

                    (i) Holdings shall deliver, or cause the Company to deliver, to Acquisition, all documents contemplated by Article VIII, to the extent not therefore delivered.

                    (ii) Acquisition shall deliver to Holdings all documents contemplated by Article VII, to the extent not theretofore delivered.

                    (iii) Holdings shall cause the Company to deliver to Acquisition releases and lien discharges (including without limitation, UCC-3 Termination Statements) satisfactory to Acquisition from each creditor which holds any AXIA Indebtedness which is to be repaid at Closing or any security therefor listed on the Certificate of Indebtedness.

                    (iv) The Company shall pay and discharge (with funds to be advanced by Acquisition) (w) the AXIA Indebtedness which is to be repaid at Closing (including any applicable Prepayment Expenses), (x) the Holdings Transaction Expenses set forth on the schedule delivered by Holdings pursuant to Section 8.9, to the obligors thereof listed on such schedule, (y) the Employee Sale Bonuses set forth on the schedule delivered by Holdings pursuant to Section 8.9, to the employees listed on such schedule, and (z) the Merger Consideration to the extent required by Section 3.2.

                    (v) Acquisition or the Surviving Corporation shall deposit with the Escrow Agent a cash amount equal to the sum of (A) $15 million (subject to the provisions of Section 9.3(j)(i)(H), which shall be comprised of $6 million in the Warranty Fund, $3 million in the Working Capital Adjustment Fund and $6 million in the Retained Liability Fund plus (B) such additional amount, to constitute the initial Transaction Expenses Fund, as shall be specified by Holdings on or prior to the Closing Date pursuant to Section 8.9, to be held in escrow pursuant to the Escrow Agreement and to be disbursed as provided in
Section 9.3 (such amount, together with earnings thereon and any additional deposits thereto, as reduced by any losses thereon and disbursements therefrom, being the "Escrow Fund").

          3.2  Payment for Shares.

               (a) No fewer than ten (10) Business Days prior to the Closing Date, Holdings will mail and/or make available to each record holder of a certificate or certificates (the "Certificates") which represent Shares, a notice and letter of transmittal (which shall (i) be in forms reasonably acceptable to Acquisition (ii) contain warranties of title to the Shares and authority to execute and deliver, (iii) contain a release of Holdings and the Company from all claims by such holder (including without limitation claims relating to the acts or omissions of the Stockholder Representative), and (iv) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Holdings) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, subject to the consummation of the Merger. Upon surrender to Holdings of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, at the Effective Time with respect to all holders who so surrender their Certificates not later than two Business Days prior thereto, and as soon as practicable after the Effective Time with respect to all other holders, the holder of such Certificate shall receive, by wire transfer of immediately available funds to an account designated by such holder, the Cash Merger Consideration attributable to the number of Shares represented by such Certificate, and such Certificate shall forthwith be cancelled.

               (b) No interest shall be paid or accrued in respect of payments of the Merger Consideration. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

Until surrendered in accordance with the provisions of this Section 3.2(b), each Certificate (other than Certificates representing Shares held in the treasury of the Company and Dissenting Shares) shall represent for all purposes only the right to receive as a general creditor of the Surviving Corporation the Merger Consideration, multiplied by the number of Shares represented by such Certificate, without any interest thereon.

               (c) At the Effective Time, the stock transfer books for the Shares shall be closed and after the Effective Time there shall be no transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

               (d) Notwithstanding the foregoing, the Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation. Notwithstanding the foregoing, no amount shall be withheld from any payment made hereunder to a holder of Shares who provides the Surviving Corporation with a properly completed Internal Revenue Service Form W-9 or Substitute Form W-9, or who otherwise provides the Surviving Corporation with appropriate evidence that such Person is exempt from federal income tax back-up withholding.

               (e) The Surviving Corporation will not be liable to any holder of Shares for any such cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                  ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF HOLDINGS

     Holdings hereby represents and warrants to Acquisition that, except as otherwise disclosed on a Schedule corresponding in number to the applicable Section of this Article IV:

          4.1 Organization and Qualification. Each of Holdings, AXIA and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation as shown on
Schedule 4.1. Each of Holdings, AXIA and its Subsidiaries is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification. Holdings has no Subsidiaries other than AXIA (and AXIA's Subsidiaries). AXIA has no Subsidiaries other than those set forth on Schedule
4.1 hereto. Each of Holdings, AXIA and its Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Holdings has made available to Acquisition a complete and correct copy of the Certificate of Incorporation and By-Laws (or its comparable governing instruments), each as amended to date and in full force and effect, of each of Holdings, AXIA and its Subsidiaries.

          4.2 Corporate Authority. Subject only to approval of this Agreement by the holders of a majority of the outstanding Shares, Holdings has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by Holdings and is a valid and binding agreement of Holdings enforceable against Holdings in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity.

          4.3 Authorized Capital. (a) The authorized capital stock of Holdings consists of 1,000,000 shares of Common Stock, $.01 par value per share, comprised of (i) 850,000 shares of Class A Common Stock, of which 546,400 shares are issued and outstanding, and (ii) 150,000 shares of Class B Common Stock, of which 53,173 shares are issued and outstanding. No shares of Common Stock are held in the treasury of Holdings or held by any Subsidiary of Holdings or AXIA. The authorized capital stock of AXIA consists of 100 shares of Common Stock, par value $.01 per share, all of which are issued and outstanding and owned beneficially and of record by Holdings free and clear of all Encumbrances.
Schedule 4.3 sets forth the capitalization of each Subsidiary of AXIA.

               (b) All of the issued and outstanding shares of capital stock of Holdings have been duly authorized and are validly issued, fully paid and nonassessable, and are owned of record as shown on Schedule 4.3, in each case free and clear of any Encumbrance recorded on the stock transfer records of Holdings. All of the issued and outstanding shares of capital stock or other equity interests (whether or not represented by certificates) of AXIA and its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable, and are owned of record and beneficially, as shown on Schedule 4.3, in each case free and clear of any Encumbrance. None of Holdings, AXIA or any Subsidiary of AXIA has any liability, contingent or otherwise, to any Person in connection with pre-emptive or contractual subscription rights for or the offer, sale, purchase, surrender or cancellation of any of its shares of capital stock, warrants, options or other equity or voting interests or securities.
Schedule 4.3 sets forth a list of the holders of all of the outstanding Options, the number of Options held by each and the exercise price of each such Option. Except for the Options, there are no existing options, warrants, calls, rights, commitments or agreements of any character made or granted by Holdings, AXIA or any Subsidiary of AXIA relating to the issuance of capital stock thereof or to the issuance of any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Holdings, AXIA or any Subsidiary of AXIA, any shares of capital stock or other securities or obligations of Holdings, AXIA or any Subsidiary of AXIA convertible into capital stock. There is no outstanding indebtedness of Holdings, AXIA or any Subsidiary of

AXIA convertible into or exchangeable for any shares of capital stock or other securities or obligations of Holdings, AXIA or any Subsidiary of AXIA convertible into capital stock.

          4.4  Business of Holdings.

               (a) Holdings is and has been since its inception a holding company without employees, real property or other assets other than (i) minimal cash and (ii) 100 shares of Common Stock, $.01 par value per share, of AXIA. As of the date hereof, Holdings has no liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) which are not also liabilities or obligations of the Company, other than tax liabilities as the parent of an affiliated group (consisting solely of Holdings and the Company) filing consolidated Tax Returns and liabilities and obligations with respect to its capital stock (including, without limitation: liabilities and obligations to its stockholders under applicable Delaware law; obligations to Marine Midland Bank, as transfer agent, and The Depositary Trust Company, which will be terminated at or prior to the Closing; and other liabilities and obligations under various stock purchase, stockholders and custody agreements, which will be terminated at or prior to the Closing).

               (b) Since December 31, 1997, there has been (i) no declaration or payment of any dividend or other distribution with respect to the capital stock of Holdings, and (ii) no change made or authorized in the charter, by-laws or other organizational documents of Holdings.

          4.5 No Violations. The execution and delivery of this Agreement by Holdings does not, and the consummation by Holdings of the Merger will not, constitute or result in (x) any breach or violation of, or a default under, the acceleration of or the creation of any Encumbrance on assets or property of Holdings or the Company (with or without the giving of notice or the lapse of time) pursuant to, any Material Agreement, Material Lease or Material Benefit Plan, any Material Permit or any law, rule, ordinance, statute or regulation or judgment, decree, order or award to which Holdings, or the Company is subject, or (y) a breach or violation of, or default under, the Certificate of Incorporation or By-Laws (or comparable governing instruments) of Holdings or the Company.

          4.6 Governmental Filings; Consents. Other than the filing of a certificate of merger with the Delaware Secretary of State, no notices or other filings are required to be made by Holdings or the Company with, nor are any consents, orders, registrations, declarations, approvals, permits or authorizations required to be obtained by Holdings or the Company from, any Governmental Body in connection with the execution and delivery of this Agreement and the consummation by Holdings of the Merger.

               (b) No consent of, waiver by, notice to, approval or authorization of, or filing with, any nongovernmental third party is required under any Material Lease, Material

Intellectual Property or Material Agreement in connection with the consummation by Holdings of the Merger.

          4.7  Financial Statements; Undisclosed Liabilities.

               (a)  Holdings has previously furnished to Acquisition a copy of
(i) the audited consolidated financial statements of AXIA and its consolidated subsidiaries for the fiscal years ended December 31, 1994 through 1997, including a consolidated balance sheet as of December 31 of each such year and related consolidated statements of income, statements of cash flow and statements of changes in stockholders' equity for the fiscal year then ended and the accompanying notes (the "Audited AXIA Financial Statements"), (ii) the unaudited consolidated financial statements of Holdings and its subsidiary for the fiscal years ended December 31, 1994 through 1997, including a consolidated balance sheet as of December 31 of each such year and related consolidated statements of income, statements of cash flow and statements of changes in stockholders' equity for the fiscal year then ended (the "Unaudited Holdings Financial Statements"), and (iii) the unaudited consolidated financial statements of AXIA and its consolidated subsidiaries for the three-month period ended March 31, 1998, including a consolidated balance sheet as of March 31, 1998 (the "Interim Balance Sheet") and the related consolidated statements of income, statements of cash flow and statements of changes in stockholders' equity for the period then ended (the "Interim Financial Statements," and together with the Audited AXIA Financial Statements and the Unaudited Holdings Financial Statements, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and present fairly the consolidated financial condition of Holdings and/or the Company, as applicable, at the respective dates and the results of their operations, cash flows and changes in stockholders' equity for the periods then ended, and are consistent with the books and records of Holdings and/or the Company, as applicable, subject, in the case of the Unaudited Holdings Financial Statements and the Interim Financial Statements, to the omission of footnotes and, in the case of the Interim Financial Statements, to normal year-end adjustments. The Interim Financial Statements are those included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 as filed with the Securities and Exchange Commission pursuant to the Exchange Act.

               (b) Inventories of raw materials, work in progress and finished goods reflected on the books of the Company will, immediately prior to the Effective Time, be in good condition and of a quality useable and saleable in the ordinary course of business or the Company will have established appropriate reserves for obsolete and excess inventory in accordance with GAAP consistently applied. The inventory of the Company is reflected in the Financial Statements and on the books of the Company at the lower of actual cost or fair market value. All inventory disposed of by the Company since December 31, 1997 has been disposed of in the ordinary course of business under terms consistent with past practices.

               (c) The notes and accounts receivable of the Company reflected in the Interim Financial Statements arose from bona fide transactions in the ordinary course of business and reflect appropriate reserves for bad debts and uncollectible accounts and notes receivable determined in accordance with GAAP. The Company has not received notice of any counterclaims or setoffs against such accounts receivable for which reserves have not been established in accordance with GAAP. Holdings makes no representation as to the collectibility, either individually or in the aggregate, of the accounts receivable of the Company.

               (d) The Company does not have any liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due) of a nature and type required to be set forth on a balance sheet prepared in accordance with GAAP or in the footnotes thereto, except (a) as and to the extent disclosed in any schedule to this Agreement; (b) as and to the extent disclosed in the notes to the Audited AXIA Financial Statements as of December 31, 1997 or disclosed or reserved against in the Interim Financial Statements; or (c) for liabilities and obligations incurred since December 31, 1997 in the ordinary course of business.

               (e) AXIA is in compliance with its reporting obligations under the Exchange Act and since August 25, 1994 has made all filings required of it under Sections 13 and 15(d) of the Exchange Act.

          4.8 Absence of Certain Changes. Since December 31, 1997, the Company has conducted its business in the ordinary course of business consistent with past practice, and, without limiting the generality of the foregoing, as of the date of this Agreement there has not been:

               (a) (i) any general increase in the compensation of, or benefits or severance payable to, any employees of the Company (including any increase pursuant to any amended option, bonus, stock purchase, profit sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment), other than customary adjustments in compensation consistent with past practice,
(ii) any increase in the base compensation of any of the three highest paid officers or employees of AXIA and of each of its Business Units, other than customary adjustments in compensation consistent with past practice or (iii) any employment, "stay" bonus or severance contract entered into with any officer or salaried employee of the Company;

               (b) any damage, destruction or casualty loss, whether or not covered by insurance, in excess of $50,000;

               (c) any forgiveness of any debt of another party due to the Company which is in excess of $10,000 individually or $25,000 in the aggregate, or any waiver of any other rights or claims of the Company in excess of $10,000 individually or $25,000 in the aggregate other than in the ordinary course of business;

               (d) any sale, transfer or Encumbrance of any asset or property of the Company with a book value in excess of $10,000, or of assets or property with an aggregate book value in excess of $50,000, in any case, other than (i) sales of inventory in the ordinary course of business, (ii) retirements or other dispositions of equipment or other personal property no longer required in the business of the Company, or (iii) sales or other transfers between AXIA and one or more Business Units or Subsidiaries or between two or more Business Units or Subsidiaries;

               (e) except for AXIA Indebtedness, any funds borrowed from third parties, or any obligations or liabilities of third parties (contingent or otherwise) assumed by the Company in excess of $50,000 in the aggregate;

               (f) any payment, discharge or satisfaction of any claim, liability or obligation (fixed or contingent) by the Company in excess of $10,000, other than in the ordinary course of business;

               (g) any sale, assignment or transfer by the Company of rights to any Intellectual Property owned or used by the Company;

               (h) any commitment made by the Company for capital expenditures under which there remains outstanding on the date hereof a payment or expenditure obligation of $50,000 or more;

               (i) any guaranty issued by the Company of any obligations of any other Person, other than guaranties of obligations of Subsidiaries of the Company and endorsements of negotiable instruments for collection in the ordinary course of business;

               (j) any change made or authorized in the charter, by-laws or other organizational documents of the Company;

               (k) any loans or advances in excess of $25,000 in the aggregate to any Person, other than extensions of credit to customers and expense allowances and advances to employees of the Company, in each case in the ordinary course of business, and other than loans or advances between AXIA and one or more Business Units or Subsidiaries or between two or more Business Units or Subsidiaries;

                (l) any plan, agreement or arrangement entered into by Holdings or the Company granting any preferential rights to purchase or acquire any interest in any of the assets, properties or rights of Holdings or the Company or requiring consent of any party to the transfer and assignment of any such assets, properties or rights, other than in connection with the sale of inventory in the ordinary course of business or retirements or other dispositions of equipment or other personal property no longer required in the business of the Company;

               (m) any acquisition by Holdings or the Company of any business or the start-up by Holdings or the Company of any new business;

               (n) any merger, consolidation or share exchange or agreement of merger, consolidation or share exchange of Holdings or the Company with or into any other corporation (except the transactions contemplated by this Agreement);

               (o) any breach by the Company, or any amendment or termination, of any Material Agreement, Material Lease, Material Permit or agreement with respect to any Material Intellectual Property; or

               (p) any agreement or commitment (whether in writing or otherwise) to take any of the actions set forth in clauses (a), (c)-(g), or
(i)-(o).

          4.9 Title to Property; Encumbrances. The Company owns no real property other than the real property identified on Schedule 4.9 (the "Facilities"). The Company has good and marketable title to the Facilities, free of any Encumbrances other than Permitted Encumbrances. Except for Permitted Encumbrances, the Company has good title to all of the personal property reflected as being owned by it on the Interim Balance Sheet, except for personal property sold, retired or otherwise disposed of since March 31, 1998 in the ordinary course of business. As used herein, "Permitted Encumbrances" means (a) those Encumbrances disclosed on the Interim Balance Sheet; (b) statutory liens for current taxes or assessments not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings (a list of all such contested proceedings as of the date of this Agreement being included on
Schedule 4.9) and for which adequate reserves have been made on the Interim Balance Sheet in accordance with GAAP; (c) mechanics', carriers', workers', repairmen's and other similar liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable; (d) those Encumbrances disclosed on title reports which have been delivered to Acquisition; (e) those Encumbrances listed on Schedule 4.9; and (f) such other Encumbrances, if any, which do not reduce by more than 5% the value of or significantly interfere with the present use, or any use presently anticipated by the Company, of the property subject thereto or affected thereby. All notices of closure of hazardous waste management facilities required to be filed by the Company with respect to the Facilities or any of their other assets (whether owned or leased) have been filed in the deed records of the appropriate counties.

          4.10 Leased Property. Schedule 4.10 sets forth a true and complete list, as of the date hereof, of each lease under which the Company is a lessee of (i) personal property which provides for aggregate future payments of more than $50,000 and may not be canceled upon 90 or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge), and (ii) real property (irrespective of the amount of the rental). Each of the foregoing real property and personal property leases, including all amendments, extensions and other modifications, except for those real property leases with annual rental payments of less than $50,000, are hereinafter referred to as the "Material Leases." Holdings has previously made available to Acquisition true and complete copies of all Material Leases. The Company enjoys peaceful and undisturbed possession under each Material Lease, and there is not, with respect to any such lease, any existing event of default, or event which with notice or lapse of time or both would constitute an event of default, on the part of the Company that would enable or permit the lessor to terminate the lease or to accelerate the obligations of the Company thereunder; nor, to the Knowledge of Holdings, is there any default on the part of the lessor under any such lease. None of the rights of the Company under any Material Lease will be subject to termination or modification and no consent or approval of any third party is required under any such lease as a result of the consummation of the Merger.


          4.11  Buildings, Plants and Equipment.
                -------------------------------

                (a) To the Knowledge of Holdings, the buildings, plants and structures owned or occupied by the Company are structurally sound and adequate for the uses to which they are being put. Such buildings, plants and structures are in good and serviceable operating condition and fit for the particular purposes used in the business of the Company (subject only to normal maintenance requirements and normal wear and tear). The tangible personal property owned or leased by the Company is adequate and in a condition sufficient (subject only to normal maintenance requirements and normal wear and tear) to permit the Company to conduct its business in substantially the same manner as it has been conducted immediately prior to the date of this Agreement.

                (b) The Company has not received notification since December 31, 1995 that it or any of its assets or properties is in violation of any applicable building, zoning or similar law, ordinance or regulation in respect of its buildings, plants or structures or their opera tion, and to the Knowledge of Holdings there exists no such violation which could reasonably be expected to interfere with the present use of any of its buildings, plants or structures which are material to the operation of its business.

          4.12  Employee Benefit Plans.
                ----------------------

                (a) Schedule 4.12 sets forth, as of the date hereof, all benefit plans, contracts or arrangements of the Company or any of its ERISA Affiliates covering current or former employees of the Company with respect to which the Company or any ERISA Affiliate has any continuing obligation to contribute or any direct or contingent liability, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and plans of deferred compensation, severance pay, insurance, stock purchase, stock option, or other fringe benefit plans (the "Benefit Plans"). Except for the I.A.M. National Pension Plan, none of the Benefit Plans is a "multiemployer plan" within the meaning of Section 3(37) of ERISA; and the Company would have no withdrawal liability with respect to the I.A.M. National Pension Plan as of the date hereof. Schedule 4.12 also indicates each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") or under which the remaining contribution obligations of the Company exceed $100,000 (collectively, the "Material Benefit Plans").

          (b) (i) All of the Benefit Plans are in substantial compliance with ERISA. The Company has substantially performed and complied with all of its obligations under or with respect to the Benefit Plans and such Benefit Plans have been operated substantially in accordance with their terms and with applicable law. There is not now any requirement for the posting of security with respect to a Benefit Plan or the imposition of any lien on the assets of Holdings or the Company under ERISA or the Code. Each Benefit Plan which is Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of Holdings, there are no existing circumstances nor any event that has occurred that could adversely affect the qualified status of any such Pension Plan or its related trust. There are no pending or, to the Knowledge of Holdings, threatened claims or Proceedings relating to the Benefit Plans, other than routine claims for benefits. No event has occurred and no condition exists with respect to any Benefit Plan that could subject the Company to a tax, penalty, fine, lien or other liability (other than termination liability) imposed by ERISA, the Code or other applicable laws, rules or regulations.

          (ii) No liability under Title IV of ERISA (other than premiums to the PBGC) has been or, to the Knowledge of Holdings, is expected to be incurred by the Company or any ERISA Affiliate with respect to any ongoing, frozen or terminated Pension Plan currently or formerly maintained by any of them. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Benefit Plan within the 12-month period ending on the date hereof, and to the Knowledge of Holdings, there exists no basis upon which the PBGC would demand termination of such plan or appointment of itself or its nominee as trustee thereunder. As of the Effective Time, no liability to the PBGC will have been incurred with respect to the Pension Plans other than premiums due and not yet payable. All premiums due and payable to the PBGC with respect to the Pension Plans have been paid in full. The PBGC has not instituted proceedings to terminate any of the Pension Plans and there has been no event described in Section 4062(e) of ERISA relating to any Pension Plan. None of the Pension Plans have been terminated or partially terminated nor have the contributions to any Pension Plans been discontinued, within the meaning of
Section 411(d)(3) of the Code, nor have there been any events with regard to such Pension Plans or their related funding instruments which constitute grounds for such a termination, partial termination or discontinuance of contributions.

          (iii) All contributions required to be made under the terms of any Benefit Plan and all premiums due or payable with respect to insurance policies funding any Benefit Plan have been timely made or have been properly accrued on the Financial Statements. No Benefit Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. The Company has not provided, and is not required to provide, security to any Benefit Plan pursuant to Section 401(a)(29) of the Code.

          (c) The actuarially determined present value of all "benefit liabilities", as determined on an "on-going" basis, within the meaning of
Section 4001(a)(16) of ERISA, under all of the Pension Plans taken as a whole (as determined on the basis of the actuarial assumptions contained in the most recent actuarial valuations of the Pension Plans), will not as of the Effective Time exceed the then current value of the assets of the Pension Plans.

          (d) The Company has no obligations for retiree health and life benefits under any Benefit Plans other than those listed on Schedule 4.12(a). All group health plans of the Company have been operated in substantial compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA. Each Benefit Plan which is an "employee benefit plan" under Section 3(3) of ERISA (except for any "multiemployer plan" as defined in Section 3(37) of ERISA) and except for any Benefit Plan maintained pursuant to a collective bargaining agreement under which consent may be required) provides that it may be amended or terminated at any time except for benefits protected under Section 411(d)(6) of the Code.

          (e) With respect to each Benefit Plan, the Company has made available to Acquisition true and complete copies of (to the extent applicable): (i) all documents pursuant to which the Benefit Plan is maintained, funded, and administered, including any relevant collective bargaining agreements; (ii) the three most recent annual reports (Form 5500 series) as filed with the Internal Revenue Service (with applicable attachments thereto); (iii) the most recent audited financial statements; (iv) the three most recent actuarial valuations of benefit obligations; (v) the most recent summary plan description and summary annual report provided to plan participants; and (vi) the most recent determination letter received from the Internal Revenue Service.

          (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of any payment or benefit to any employee of the Company or any beneficiary under any Benefit Plan. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code. No payments will be made by the Company pursuant to a Benefit Plan that would not be deductible by the Company under Section 162(m) of the Code.

          (g) The Company has no agreement, arrangement, commitment or understanding to create any additional plan that would constitute a Benefit Plan or to increase the rate of benefit accrual or contribution requirements under any of the Benefit Plans or to modify, change or terminate in any respect any existing Benefit Plans.

          4.13 Licenses and Registration. The Company has all permits, governmental licenses, registrations, orders, exemptions and approvals necessary to own (or lease, as applicable) and operate its properties and to carry on its business substantially as presently conducted (and as presently proposed to be conducted) as required by law or the rules and regulations of any Governmental Body ("Material Permits"). All Material Permits are valid and in full force and effect, and any applications for renewal of any Material Permit due prior to Closing have been, or will be, timely filed prior to Closing; no proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any Material Permit is pending or, to the Knowledge of Holdings, threatened; and no administrative or governmental actions have been taken or, to the Knowledge of Holdings, are any such actions threatened in connection with the expiration, continuance or renewal of any Material Permit which would affect adversely the ability of the Company to own, operate, use or maintain any of its properties or assets or to conduct its business.

          4.14 Compliance with Laws. The Company has complied with all laws, rules, decrees, regulations, ordinances and orders, applicable to its business, properties (whether owned or leased), assets and operations (including, without limitation, those relating to wages and hours, occupational health and safety, record keeping, customs, antitrust, labor, consumer protection, employee relations, workers' compensation and securities, but excluding Environmental Laws and ERISA to which the provisions of this Section 4.14 do not apply) (collectively, "Laws") and has filed with the proper authorities all statements and reports required by all applicable Laws. The Company has not, since December 31, 1995, received any written notification from any Governmental Body of any asserted present or past failure by it to comply with any Laws. The Company complied in all significant respects with all judgments, citations, notices of violations, written complaints, administrative orders, consent orders (or amendments to or modifications of such orders), compliance schedules or other similar enforcement orders received since December 31, 1995 from any Governmental Body with respect to any such Laws.

          4.15  Environmental Matters.

                (a)  (i)     No Release of Hazardous Materials has occurred in
violation of any applicable Environmental Law since March 1, 1994 on any properties owned, leased, occupied or operated by the Company or, to the Knowledge of Holdings, any properties adjacent to such properties; nor, to the Knowledge of Holdings, had any such Release occurred on any properties owned, leased, occupied or operated by the Company prior to March 1, 1994; and

                     (ii) No administrative order or notice, consent order or agreement, litigation, settlement or citation with respect to Hazardous Materials or Hazardous Materials Contamination is in existence with respect to or in connection with the operation of any properties currently owned, operated or leased by the Company or which is applicable to or is binding upon the Company. All such properties and their existing uses comply with all material Environmental Laws. The Company has not received since March 1, 1994, nor to the Knowledge of Holdings had it received prior thereto, any written communication from or on behalf of any

Governmental Body that any Hazardous Material Contamination exists or existed on or under any properties currently or formerly owned, leased, occupied or operated by the Company and to the Knowledge of Holdings, no such Hazardous Materials Contamination currently exists on or under any of such properties. The Company has not received since March 1, 1994, nor to the Knowledge of Holdings had it received prior thereto, any communication from or on behalf of any Governmental Body that any other condition exists or existed on or under any properties currently or formerly owned, leased, occupied or operated by the Company which is or was in material violation of any Environmental Law or would reasonably be expected to give rise to material liabilities under any Environmental Law; and to the Knowledge of Holdings, no such condition currently exists on or under any of such properties.

                (b) Schedule 4.15 lists all Hazardous Materials used, generated or disposed of by the Company since January 1, 1997, exclusive of such Hazardous Materials used by the Company in compliance with applicable Environmental Laws in the course of (i) normal office operations, office maintenance and vehicle operations and (ii) routine cleaning and maintenance of bathrooms, windows, floors, walls and similar facilities. All Hazardous Materials used, generated or disposed of by the Company since March 1, 1994 have been used, generated or disposed of in substantial compliance with all Environmental Laws. The Company has not since March 1, 1994 received any written notice from any Governmental Body, that any properties currently or formerly owned, leased, occupied or operated by the Company or any property to which the Company has, directly or indirectly, transported or arranged for the transportation of any Hazardous Material is currently on any Federal or state "Superfund" list or that the Company may be liable under any Environmental Law for Releases of Hazardous Materials on any such property.

                (c) No underground fuel or other underground storage tanks (i) currently exist at, or have been removed since March 1, 1994 (or, to the Knowledge of Holdings, prior thereto) from, any of the Facilities, or (ii) to the Knowledge of Holdings currently exist or have heretofore been removed from any property leased by the Company under a Material Lease.

                (d) Holdings has delivered or otherwise made available to Acquisition true and complete copies of the environmental assessment reports listed on Schedule 4.15, which constitute all environmental assessment reports prepared by or for Holdings or the Company since November 1, 1993 with respect to property owned, leased, occupied or operated or previously owned, leased, occupied or operated by the Company, other than (i) compliance reports and tests prepared in the ordinary course of business and (ii) preliminary and background reports prepared by the Company's consultants in connection with the preparation of final reports listed on Schedule 4.15.

                (e) Since March 1, 1994, the Company has kept all records and made all filings required by Environmental Law with respect to its businesses and the ownership, operation, use, occupation and maintenance of its assets and properties in substantial compliance with such Environmental Law.

          4.16 Litigation and Liabilities. There is no Proceeding pending nor, to the Knowledge of Holdings, is there any investigation by any Governmental Body pending or threatened or any Proceeding threatened against Holdings or the Company or their respective properties or assets, except for Proceedings which seek only monetary relief in an amount not exceeding $25,000 individually and $50,000 in the aggregate. There are no existing orders, writs, injunctions or decrees of any court or other Governmental Body against the Company. There is no Proceeding (whether or not defense thereof or liability in respect thereof is covered by policies of insurance or agreements of indemnification) pending, or to the Knowledge of Holdings, threatened, against Holdings or the Company which may involve any mandatory or voluntary recall of products. Schedule 4.16 sets forth a description of each and every currently outstanding written claim against Holdings or the Company, including the amount thereof, for indemnification pursuant to any agreement relating to the purchase or sale of stock, properties or assets. No Proceeding is pending or, to the Knowledge of Holdings, threatened, nor does any judgment exist (which has not been discharged), against Holdings or the Company by or before any Governmental Body to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with, this Agreement, the Merger or any of the other transactions contemplated hereby. Schedule 4.16 also describes all Proceedings (except those claiming only monetary damages and in which amounts paid by Holdings or the Company did not exceed $25,000) in which Holdings or the Company was a party that were closed during 1996, 1997 or 1998 through the date hereof and sets forth the date the Proceeding was commenced, the nature of the claim, the date the matter was closed, the manner of resolution (settlement, verdict, dismissal), and the amount of any payment by or to Holdings or the Company.

          4.17  Intellectual Property Rights.

                (a) To the Knowledge of Holdings, the conduct by the Company of its business does not infringe upon or violate the patents, trademarks, service marks, trade secrets, copyrights, licenses or other intellectual or industrial property rights (collectively, "Intellectual Property") of any other Person.
Schedule 4.17 sets forth a list of the patents, registered trademarks, registered service marks and copyright registrations (including pending applications therefor) owned or used by the Company, together with all agreements relating to such patents, trademarks, service marks and copyrights and to any other material technology, know-how or processes to which the Company is a party either as licensee/assignee or licensor/assignor. Such patents, registered trademarks, service marks and copyright registrations (including pending applications therefor), together with the technology, know-how and other processes licensed to or by the Company (other than non-customized, commercially-available software and technology incorporated into products, machinery or tooling purchased or leased by the Company) is herein referred to as the "Material Intellectual Property." All Intellectual Property listed in
Schedule 4.17 is in good standing and all applicable taxes and maintenance fees are current.

                (b) Neither Holdings nor the Company has received written notice since March 1, 1994 that any Person has asserted a claim or demand, nor is there any Proceeding currently pending or, to the Knowledge of Holdings, threatened, which (x) challenges the rights of the Company in, or the validity or enforceability of, any Intellectual Property owned or used by the Company or (y) asserts that the Company is infringing or otherwise in conflict with, or are required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property. None of the Intellectual Property owned or used by the Company is subject to any outstanding order, ruling, decree, judgment or stipulation to which the Company is a party, and upon which a summons, complaint or other service of process has been actually served on the Company, by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation by or against the Company since March 1, 1994.

                (c) All trademarks and service marks which are listed or required to be listed in Schedule 4.17 have been duly registered with, filed in or issued by or an application is pending in the United States Patent and Trademark Office or proper non-U.S. government office for such registrations, and such registrations have been properly maintained and renewed in accordance with all legal requirements and are currently valid and in full force and effect.

                (d) To the Knowledge of Holdings no other Person is infringing on, misappropriating, breaching or violating the rights of the Company with respect to any Material Intellectual Property and there are no Proceedings pending or threatened by the Company alleging any such infringement, misappropriation, breach or violation.

                (e) The Company is not a party to, subject to or bound by any legal requirement or agreement that would prevent the transfer of any Material Intellectual Property. The licenses and agreements under which the Company uses any Material Intellectual Property are fully paid-up, and except as set forth in
Schedule 4.17, there are no capacity, use or production limitations in any such license or agreement.

          4.18  Material Agreements.

                (a) Set forth on Schedule 4.18 hereto is a list, as of the date hereof, of the following written agreements (other than agreements between AXIA and one or more Subsidiaries or Business Units or between two or more Subsidiaries or Business Units) to which the Company is a party or by which it or its properties are bound (collectively, the "Material Agreements"):

                     (i) all mortgages, deeds of trust, indentures, loan or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit to the Company, including but not limited to letters of credit, swaps, exchanges and derivatives (other than instruments creating, evidencing or securing the AXIA Indebtedness), or providing for the guarantee of any such obligations of any Person;

                     (ii) all (x) employment agreements between the Company and current and retired employees of the Company and (y) consulting agreements with the Company which cannot be cancelled upon 60 or fewer days notice without any liability or penalty (other than a nominal cancellation fee or charge and liability for any charges accrued to the date of cancellation);

                     (iii)   all collective bargaining or union contracts;

                     (iv) all joint venture, partnership or similar agreements (other than any franchising agreement of the Construction Tool Business Unit under which the Company recorded revenues of less than $100,000 in 1997);

                     (v) all agreements relating to the license, transfer or sale of technology to or from the Company (other than licenses to the Company of non-customized, commercially-available software);

                     (vi) all leases or other agreements under with the Company is lessor of or permits any third party to hold or operate any real property owned or leased by the Company;

                     (vii) all contracts with distributors, dealers or sales representatives which individually accounted for sales by the Company of $500,000 or more in fiscal 1997;

                     (viii) all agreements of a type otherwise not required to be disclosed under this Section 4.18(a) (and not excluded from disclosure by a specific exception (including ordinary course of business) or dollar threshold) involving the expenditure or receipt by the Company of amounts in excess of $500,000 over the term thereof;

                     (ix) all agreements not identified in clause (viii) involving the sale or purchase of raw materials, products or services which were not entered into on an arms-length basis;

                     (x) all agreements for the purchase of materials or supplies or the sale of products involving the payment or receipt of amounts in excess of $25,000 which include "take or pay", "meet or release", "most favored nation" or similar pricing or delivery arrangements;

                     (xi) all agreements requiring Holdings or the Company to indemnify or hold harmless any other Person, other than customers or suppliers pursuant to standard purchase order terms and conditions;

                     (xii) all agreements evidencing any warranty obligation of the Company with respect to goods, services or products sold or leased by it (other than warranties given in the ordinary course of business);

                     (xiii) all agreements imposing on Holdings or the Company any non-compete obligation;

                     (xiv) all agreements providing for a merger of Holdings or the Company with or into another entity; or

                     (xv) all contracts with any Governmental Body which are subject to price redetermination or renegotiation.

                (b) Each Material Agreement constitutes a legal, valid, binding and enforceable agreement of the Company and, to the Knowledge of Holdings, of the other party or parties thereto. The Company is not in breach of or in default under any Material Agreement in any regard that would enable or permit any party thereto to terminate its obligations thereunder or to accelerate the obligations of the Company thereunder; and there is no event which with the giving of notice or the lapse of time or both would become such a default on the part of the Company under any Material Agreement. No Material Agreement is subject to termination or modification by any other party thereto as a result of the consummation of the Merger. To the Knowledge of Holdings, no counterparty to any Material Agreement has breached the terms of such Material Agreement in any regard that would enable or permit the Company to terminate its obligations thereunder or accelerate the obligations of such counterparty or that would adversely affect the Company. The Company has made available to Acquisition complete and correct copies of each Material Agreement, together with all amendments, waivers or other changes thereto.

                (c) To the Knowledge of Holdings, (i) the Company is not in breach of or in default under any Significant Agreement (as defined below) in any regard that would enable or permit any party thereto to terminate its obligations thereunder or to accelerate the obligations of the Company thereunder; (ii) there is no event which with the giving of notice or the lapse of time or both would become such a default on the part of the Company under any Significant Agreement, and (iii) no counterparty to any Significant Agreement has breached the terms of such Significant Agreement in any regard that would enable or permit the Company to terminate its obligations thereunder or accelerate the obligations of such counterparty or that would adversely affect the Company. As used in this Section 4.18(c), "Significant Agreement" means any agreement, not constituting a Material Agreement, involving the expenditure or receipt by the Company of amounts in excess of $250,000 over the term thereof.

          4.19  Labor Matters.

          No employee of the Company is represented by any union or other labor organization. To the Knowledge of Holdings, there are no other Persons attempting to represent or organize or purporting to represent for bargaining purposes any such employees. Since March 1, 1994, the Company has not received any notice of a union recognition election or request for collective bargaining with respect to any employee of the Company (excluding employees of discontinued businesses or facilities who are no longer employed by the Company). There is no unfair labor practice complaint against the Company pending or, to the Knowledge of Holdings, threatened before the National Labor Relations Board. There is no labor strike or organized slow down or stoppage actually pending or, to the Knowledge of Holdings, threatened against the Company which involves the employees of the Company. No private agreement restricts the Company from relocating, closing or terminating any of its operations or facilities. With respect to employees of the Company (excluding employees of discontinued businesses or facilities who are no longer employed by the Company), the Company in the past three (3) years has not experienced any labor strike or organized slow down or work stoppage. The Company has not implemented any plant closing or layoff of employees that could reasonably be expected to require notification under the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law or regulation, and no such layoffs will be implemented before the Effective Time without advance notification to Acquisition.

          4.20  Tax Matters.

                (a) All Tax Returns required to be filed on or before the Effective Time (taking account of extensions) with respect to Holdings or the Company or any of Holding's or the Company's income, properties or operations have been or will be duly filed and all such Tax Returns that have been filed, or will be filed, on or before the Effective Time were or will be, when filed, true, correct and complete. Any and all Taxes due on or before the Effective Time whether or not shown on any Tax Return have been or, as of the Effective Time will be, duly paid. No deficiency for any Taxes of Holdings or the Company has been assessed and remains outstanding, nor, to the Knowledge of Holdings, are proposed. There is no existing tax sharing agreement, other than agreements between or among Holdings, AXIA and AXIA's Subsidiaries, that may or will require that any payment be made by or to the Company on or after the Effective Time.

                (b) (i) No property owned or leased by the Company has any property or ad valorem tax protest or reduction proceeding pending; (ii) no consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired or to be acquired by the Company; (iii) no property owned by the Company is property that the Company is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Equity And Fiscal Responsibility Act of 1982, or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code; (iv)(x) the

Company has not agreed to and is not, to the Knowledge of Holdings, required to make any adjustment pursuant to Section 481(a) of the Code; (y) to the Knowledge of Holdings, the IRS has not proposed any such adjustment or change in accounting method with respect to the Company; (z) no application is pending with any taxing authority requesting permission for any change in accounting method; (v) neither Holdings nor the Company has in effect any tax elections for federal income tax purposes under Section 108, 168, 338, 441, 472, 1017, 1033, or 4977 of the Code; (vi) except for the foreign Subsidiaries listed on Schedule 4.1, the Company does not own an interest in any (w) domestic international sales corporation, (x) foreign sales corporation, (y) controlled foreign corporation, or (z) passive foreign investment company; (vii) the Company is not a party (other than as an investor) to any tax exempt bond financing; and (viii) no waivers or extensions of statutes of limitations for assessment or collection of any Taxes of the Company or Holdings have been given or, to the Knowledge of Holdings, requested that are now in effect.

                (c) There are no Tax Returns filed since January 1, 1995, by or with respect to Holdings or the Company (either separately or as a member of an affiliated group of corporations) that are currently being audited by any Taxing Authority. Holdings has made available to Acquisition correct and complete copies of all federal income Tax Returns and amendments thereto filed by Holdings or the Company since January 1, 1995, and all examination reports, and statements of deficiencies received by or agreed to by any of Holdings and the Company since January 1, 1995.

                (d) Neither Holdings nor the Company (A) has since March 16, 1994 been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Holdings) or (B) has any Liability for the Taxes of any Person (other than any of Holdings and the Company) under Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, transferor or successor, by contract, or otherwise.

          4.21 Insurance Policies. Schedule 4.21 sets forth a true, complete and correct list of all insurance policies (the "Insurance Policies") of any kind or nature, including policies of fire, title, casualty, liability (including environmental liability), burglary, fidelity, worker's compensation, life and other forms of insurance maintained as of the date of this Agreement by or on behalf of the Company, indicating the type of coverage, name of insured, name of insurance carrier or underwriter, premium thereon, policy limits and expiration date of each policy. The Company has not been denied insurance coverage since January 1, 1996. The Company has not received any notice from any insurer, agent or broker with respect to any pending or threatened terminations or increases in premiums other than increases contemplated by existing policies. Holdings has provided Acquisition access to its records containing insurance loss runs and workers' compensation claims received for the past three policy years.

          4.22 Transactions with Affiliates. Neither the Company nor, to the Knowledge of Holdings, any director, executive officer or Affiliate of the Company (a) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of, any Person which is a competitor, lessor, lessee, customer or supplier of the Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company is using or the use of which is necessary for its business or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Benefit Plans and similar matters and agreements. Neither Holdings nor the Company has entered into any agreement or transaction with any limited partner of Cortec Group Fund, L.P., with any stockholder of any such limited partner or with any Person (other than Holdings or the Company) controlled by Cortec Group Fund, L.P. other than on commercial terms in an arm's length transaction.

          4.23 Brokers and Finders. Except for Bowles Hollowell Conner & Co. ("BHC"), whose fees will be paid as Holdings Transactions Expenses, Holdings has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger.

          4.24 Commitments: Burdensome Agreements. The Company is not a party to any agreement, contract, commitment or arrangement, written or, to the Knowledge of Holdings, oral, and there is no such agreement, contract, commitment or arrangement by which the Company or any of its properties or assets is bound or affected, (a) to loan money or extend credit (other than trade credit in the ordinary course of business) to or guarantee the obligations of any other Person (other than guarantees by way of endorsement of negotiable instruments in the ordinary course of business and guarantees by AXIA of any obligations of any of its Subsidiaries or by a Subsidiary of AXIA of any obligations of AXIA or another of its Subsidiaries); (b) which involves any joint venture, partnership or other arrangement involving sharing of profits with any Person (other than franchising agreements of the Construction Tool Business Unit); or (c) which would restrict the Company from carrying on business anywhere in the world.

          4.25 Product Liability. Schedule 4.25 contains a complete and correct list by fiscal year of (A)(i) product liability claims made against the Company since March 1, 1994 and (ii) any amounts paid by the Company or its insurance company with respect to such claims and (B) any such claims currently outstanding in an individual amount in excess of $25,000. Except as set forth on
Schedule 4.25, there is no Proceeding or, to the Knowledge of Holdings, investigation by or before any court or Governmental Body pending or, to the Knowledge of Holdings, threatened against or involving the Company relating to any product manufactured or sold by and alleged to have been defective, or improperly designed or manufactured.

          4.26 Other Disclosures. Holdings has previously delivered to Acquisition, or provided Acquisition access to, the following information relating to Holdings and the Company:

                (a) All product registrations with regulatory agencies for products sold by the Company, and all material safety data sheets and toxicology studies prepared by or for the Company;

                (b) A list of each bank, brokerage firm, trust company or other financial institution in which Holdings or the Company has an account and the identity of each such account, and each bank in which Holdings or the Company has a safe deposit box, together with the names of all persons authorized to draw on any such account or have access to any such safe deposit box;

                (c) A list of all powers of attorney presently in effect granted by Holdings or the Company; and

                (d) Copies of all mortgages, deeds of trust, indentures, loan or credit agreements, security agreements or other agreements or instruments creating, evidencing or securing the AXIA Indebtedness.

                (e) The records of the Company with respect to the following tax attributes as of December 31, 1996: (A) the federal income tax basis of Holdings and the Company in its assets; (B) the federal income tax basis of Holdings in its AXIA stock (or the amount of any Excess Loss Account); (C) for federal, state and foreign tax purposes, the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Holdings or the Company; and (D) the amount of any deferred gain or loss allocable to Holdings or the Company arising out of any Deferred Intercompany Transaction (as defined in Code Reg. Section 1.1502-13).

          4.27 Investment Company; Public Utility. Neither Holdings nor the Company is an "investment company" or a company "controlled" by an investment company (as defined in the Investment Company Act of 1940, as amended) or a "holding company" or a "public utility" (as defined in the Public Utility Holding Company Act of 1935, as amended).

          4.28 Holdings Transaction Expenses. Following the Effective Time, Holdings will have no liability for Holdings Transaction Expenses in excess of the amounts to be recorded as current liabilities on the Closing Balance Sheet and taken into account in determining Adjusted Closing Working Capital.

          4.29 "Knowledge of Holdings" Defined. The phrase "Knowledge of Holdings" shall mean the actual knowledge of Dennis Sheehan, Lyle Feye, David Chesney, Ian Wilkins, Robert Zdravecky (the "Senior Executives") and the direct reports of each Senior Executive (but as to such direct reports, only with respect to matters concerning the Business Unit in which he is employed), in each case after review by such person of his own files.

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF ACQUISITION

     Acquisition hereby represents and warrants to Holdings that, except as otherwise disclosed on a Schedule corresponding in number to the applicable Section of this Article V:

          5.1 Corporate Organization and Authority. Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by all necessary action on the part of Acquisition. This agreement is a valid and binding agreement of Acquisition enforceable against Acquisition in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity. No further action on the part of Acquisition is required in connection with the consummation of the Merger. The sole stockholder of Acquisition is AXIA Group, Inc., which has duly approved the Merger in accordance with applicable law.

          5.2 No Violations. The execution and delivery of this Agreement by Acquisition does not, and the consummation by it of the Merger will not, constitute or result in (x) a breach or violation of or default under the Certificate of Incorporation or the By-Laws of Acquisition or (y) a breach or violation of, or a default under, the acceleration of or the creation of any Encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any contract of Acquisition or any Law or governmental or non-governmental permit or license to which Acquisition is subject.

          5.3 Governmental Filings and Consents. Other than the filing of a certificate of merger with the Delaware Secretary of State, and any filings required in connection with Material Permits, no notices, reports or other filings are required to be made by Acquisition with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Acquisition from, any Governmental Body in connection with the execution and delivery of this Agreement by Acquisition and the consummation of the Merger.

          5.4 Litigation. There is no Proceeding by or before any Governmental Body pending or, to the best knowledge of Acquisition, threatened against Acquisition, nor to the best knowledge of Acquisition is there any pending investigation by any Governmental Body, which would give any Third Party the right to enjoin or rescind the Merger or otherwise prevent Acquisition from complying with the terms and provisions of this Agreement.

          5.5 Securities Act. The Shares purchased by Acquisition pursuant to this Agreement are being acquired for investment only and not with a view to any direct or indirect public distribution thereof, and Acquisition will not, directly or indirectly offer to sell or otherwise dispose of the Shares so acquired by Acquisition in violation of any of the registration requirements of the Securities Act of 1933.

          5.6 Financing. Acquisition has obtained in anticipation of the Merger (a) from Banque Paribas a commitment to provide senior loans under the terms and conditions therein stated (the "Commitment Letter"), and (b) from Chase Securities, Inc. a "highly confident" letter with respect to the placement of subordinated debt in the amounts and having the terms therein described (the "Highly Confident Letter"). Acquisition has provided Holdings with true copies of the Commitment Letter and the Highly Confident Letter and all amendments or additions thereto (other than the fee letters which describe only the fees to be paid to Chase Securities, Inc. and Banque Paribas). Acquisition is also highly confident that, subject to the funding contemplated by the Commitment Letter and the Highly Confident Letter, it will be able to raise equity funds from the traditional investors with The Sterling Group, Inc. and the Company's management sufficient, together with the senior loans and subordinated debt referred to above, to pay all of the consideration payable in connection with the Merger as required by this Agreement, and to make all other necessary payments in connection with the Merger and to pay all related fees and expenses. Acquisition knows of no facts or circumstances that are likely to result in the conditions precedent referred to in the Commitment Letter and the Highly Confident Letter not being satisfied.

          5.7 No Brokers or Finders. Acquisition has not employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with the Merger.

          5.8 Viability of Surviving Corporation. Acquisition was formed solely for the purpose of entering into this Agreement and consummating the Merger, and Acquisition has not, and will not have, on or prior to the Effective Time, engaged in any business or operations or otherwise incurred any liability other than as contemplated by this Agreement. Upon consummation of the Merger (including all related financings therefor to be obtained by or on behalf of Acquisition) and immediately after and giving effect to all such transactions on a pro forma basis:

                (a) the fair value and present fair saleable value of the Surviving Corporation's assets would exceed the Surviving Corporation's stated liabilities and identified contingent liabilities;

                (b) the Surviving Corporation would be able to pay its debts as they become absolute and mature; and

                (c) the capital remaining in the Surviving Corporation after such transactions would not be unreasonably small for the business in which the Surviving Corporation is engaged, as it is now conducted or is proposed by Acquisition to be conducted following the consummation of such transactions.

          5.9 HSR Act Criteria. Acquisition is a newly-formed corporation, incorporated on November 13, 1997. No Person holds, either beneficially or of record, 50% or more of the total voting power for directors of Acquisition. Acquisition (including any other Person controlled by the Acquisition) will have no sales prior to the Merger. Immediately prior to the Merger, the total assets of Acquisition (including any other Person controlled by Acquisition), less all cash used to consummate the Merger and to defray the expenses thereof, will be less than $10 million.



                                    ARTICLE VI
                       FURTHER AGREEMENTS OF THE PARTIES

          6.1 Interim Operation of Holdings. Except as contemplated by this Agreement, between the date of this Agreement and the Effective Time, Holdings hereby agrees that it shall conduct its business in the ordinary course and use its reasonable efforts to preserve substantially intact its business organization. In addition, except as otherwise expressly provided in this Agreement, between the date of this Agreement and the Effective Time, Holdings hereby agrees that it shall not:

                (a) issue, sell or otherwise dispose of any of its capital stock, or create or suffer to be created any Encumbrance thereon, or reclassify, split up or otherwise change any of its capital stock, or grant or enter into any options, covenants or calls or other rights to purchase or convert any obligation into any of its capital stock;

                (b) declare or pay any dividend or make any other payment or distribution in respect of its capital stock, except for cash dividends or distributions of Excluded Assets; or

                (c)  conduct any business other than as described in Section
4.4.

          6.2 Interim Operation of Holdings and the Company. Except as otherwise permitted by this Agreement, from the date hereof to the Effective Time, Holdings agrees that it and the Company shall use reasonable efforts to preserve the business organization of the Company substantially intact and to preserve the good will of the suppliers, customers and others having business relations with the Company; shall continue the operation of the Company's business in the ordinary course consistent with past practices; and shall use reasonable efforts to retain the services of their present employees (except for Dennis Sheehan and subject to customary review of employee performance and staffing levels) and preserve their business organizations and relations with labor unions. Without limiting the generality of the foregoing, except as set forth on Schedule 6.2 or as otherwise permitted by this Agreement or consented to in writing by Acquisition, which consent shall not be unreasonably withheld, Holdings shall not permit the Company to:

                (a) amend its articles or certificate of incorporation or by-laws;

                (b) organize any Subsidiary or acquire any capital stock of any Person or any equity or ownership interest in any business (other than portfolio investments in marketable securities), dispose of any Subsidiary, start up any new business or merge, consolidate or enter into any share exchange with or into any other Person (except the transactions contemplated by this Agreement);

                (c) incur or guarantee any indebtedness for borrowed money or incur any obligation or liability (contingent or otherwise) to a third party, except (in any such case) to the extent required in the ordinary course of business or for leases entered into in the ordinary course of business;

                (d) pay, discharge or satisfy any claim, liability or obligation (whether fixed or contingent), other than in the ordinary course of business; provided, however, that AXIA may, prior to the Effective Time, apply all or any portion of its cash and cash equivalents to pay down any AXIA Indebtedness;

                (e) make or grant any (i) general increase in the compensation of, or benefits or severance payable to, any employees of the Company (including any increase pursuant to any amended option, bonus, stock purchase, profit sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment), other than customary adjustments in compensation consistent with past practice or adjustments required pursuant to the terms of any collective bargaining agreement, (ii) increase in the base compensation of any of the three highest paid officers or employees of AXIA and each of the Business Units, other than customary adjustments in compensation consistent with past practice, or
(iii) employment, "stay" bonus or severance contract entered into with any officer or salaried employee of the Company;

                (f) sell, assign, transfer, convey, lease, pledge, encumber or otherwise dispose of or agree to sell, assign, transfer, convey, lease, pledge, encumber or otherwise dispose of any Intellectual Property owned or used by the Company or any assets or properties of the Company with an aggregate book value in excess of $10,000, other than (i) sales of inventory in the ordinary course of business, (ii) the disposition of used or worn out equipment or other tangible personal property no longer used in the business of the Company, and
(iii) sales, transfers, conveyances, leases, pledges, encumbrances and other dispositions between AXIA and one or more Business Units or Subsidiaries of AXIA or between two or more Business Units or Subsidiaries of AXIA; provided, however, that Holdings or the Company may, prior to the Effective Time, distribute the Excluded Assets or any proceeds thereof to or for the benefit of the Stockholders;

                (g) enter into any agreement or commitment having a term in excess of one year, except in the ordinary course of business consistent with past practice;

                (h) cancel any debts (other than those constituting Excluded Assets) in excess of $10,000 in the aggregate, except for cancellations of bad debts made in the ordinary course of business, or waive any other rights or claims of the Company (other than those constituting Excluded Assets) in excess of $25,000, except for waivers, compromises or other adjustments of rights or claims against customers or suppliers made in the ordinary course of business;

                (i) make capital commitments which exceed $500,000 in the aggregate;

                (j) make any loans or advances in excess of $50,000 in the aggregate to any Person, other than extensions of credit to customers and expense allowances and advances to employees of the Company, in each case in the ordinary course of business, and other than loans or advances between AXIA and one or more Business Units or Subsidiaries or between two or more Business Units or Subsidiaries;

                (k) enter into any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the assets, properties or rights of the Company or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights, other than in connection with sales of inventory in the ordinary course of business or retirements or other dispositions of equipment or other personal property no longer required in the business of the Company;

                (l) fail to maintain the buildings, plants and equipment of the Company in good and serviceable operating condition and fit for the particular purposes used in the business of the Company (reasonable wear and tear excepted) in accordance with its historical maintenance practices;

                (m) fail to comply in all significant respects with all Material Benefit Plans or fail to comply in all significant respect with applicable laws relating thereto;

                (n) fail to comply in all significant respects with all applicable Laws and Environmental Laws;

                (o) fail to maintain in full force and effect, or to renew or replace as required, all of the Insurance Policies;

                (p) settle any Proceeding against Holdings or the Company for an amount in excess of $50,000 without the consent of Acquisition (which consent shall not be unreasonably withheld), except for cash settlements which will be paid in full prior to the Closing Date or accrued in full as a current liability on the Closing Date Balance Sheet;

          (q) terminate that certain Settlement Agreement between AXIA and Allied-Signal, Inc. dated June 19, 1997 and the addendum thereto;

          (r) change its accounting methods or classifications, except as required by GAAP;

          (s) enter into any agreement, contract, commitment or arrangement which involves any joint venture, partnership or other arrangement involving sharing of profits with any Person or that would restrict the Company from carrying on business anywhere in the world, other than franchising agreements of the Construction Tool Business Unit;

          (t) issue, sell or otherwise dispose of any of its capital stock, or create or suffer to be created any Encumbrance thereon, or reclassify, split up or otherwise change any of its capital stock, or grant or enter into any options, covenants or calls or other rights to purchase or convert any obligation into any of its capital stock;

          (u) (in any other manner, modify, change or otherwise alter the fundamental nature of the business of the Company as presently conducted; or

          (v) commit to any of the foregoing.

     6.3 Tax Matters.

          (a) (i) Between the date of this Agreement and the Closing Date, Holdings shall file, or cause the Company to file, on a timely basis all Tax Returns that are required to be filed by them (taking account of extensions) prior to the Closing Date.

               (ii) At or effective as of the Closing Date, Acquisition or the Surviving Corporation shall take such action as shall (x) cause the Federal Income Tax years of Holdings and the Company to close as of the close of business on the Closing Date, and (y) cause the Income Tax years of Holdings and the Company to close as of the close of business on the Closing Date in all state, local or foreign jurisdictions in which such closing is required or permitted.

               (iii) The Income Tax assets and liabilities accrued for purposes of Schedule X shall be computed on the basis of (i) the income, expenses and other information of Holdings and the Company as of the Preliminary Adjustment Date for purposes of the Preliminary Adjusted Working Capital Amount, (ii) the income, expenses and other information on the Closing Date Financial Statements for purposes of the Adjusted Closing Working Capital, and (iii) for purposes of both the Preliminary Adjusted Working Capital Amount and the Adjusted Closing Working Capital, the most recently available tax information, including, if available, the United States Federal Income Tax Return for 1997 and applicable state Income Tax Returns for 1997 and such computation shall, to the extent practicable, be consistent with Holdings' and the

Company's (as applicable) prior practice as reflected in their previously filed Tax Returns and, with respect to taxable periods ending in 1998, shall also be computed in accordance with the provisions of Section 6.3(b)(v) hereof.

                    (iv) The Surviving Corporation shall prepare and file, or cause to be filed, all Tax Returns for Holdings (or the Surviving Corporation) and the Company with respect to taxable periods that end on or after December 31, 1997 and which have not been filed prior to the Closing Date.

          (b) (i) Subject to the limitations of Article IX hereof (other than Section 9.3(e) hereof) the Surviving Corporation shall be entitled to recover from the Warranty Fund of the Escrow Fund, the amount of all liabilities for Taxes (x) attributable to taxable periods ending on or before December 31, 1996 based upon the income, business, assets, operations, activities and status of Holdings or the Company, or (y) attributable to subsequent periods ending on or before the Closing Date which periods were included in Tax Returns filed prior to the Closing Date by Holdings or the Company, but in each case only to the extent such Taxes are not the responsibility of the Surviving Corporation under
Section 9.3(d) hereof, were not paid in full prior to the Closing Date or the liability for such Taxes (net of any Tax payments previously made by Holdings or the Company on account of such Tax liability), was not taken into account in computing the Adjusted Closing Working Capital pursuant to Section 9.1 hereof, and provided further that the total of amounts which may be recovered under this Agreement by the Surviving Corporation for Taxes of any kind for any period pursuant to this Section 6.3(b) shall be limited to amounts available from time to time in the Warranty Fund of the Escrow Fund as and to the extent provided in
Article IX hereof. With respect to Taxes other than Taxes which the Surviving Corporation is entitled to recover pursuant to the preceding sentence, the Stockholders shall have no indemnity obligation to the Surviving Corporation under any provision of this Agreement after the final computation of Adjusted Closing Working Capital pursuant to Section 9.1 hereof and the payments provided therein have been made.

          (ii) Except as otherwise provided in Section 6.3 (b)(i) hereof, the Surviving Corporation shall pay, indemnify and hold harmless the Stockholders and their successors from and against all liabilities for Taxes attributable to taxable periods actually ending after December 31, 1996 attributable to the income, business, assets, operations, activities and status of Holdings or the Company after such date and from and against all Taxes and fees referred to in
Section 6.3(g).

          (iii) For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall
(1) in the case of any Taxes other than Income Taxes and Taxes based upon or related to gross income or gross receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (2) in the case of any Tax based upon or related to gross income or gross receipts, but excluding Income Taxes, shall be accrued in accordance with GAAP, consistent with the Closing Date Financial Statements. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocation shall be made in a manner consistent with the prior practice of Holdings and the Company and the other provisions of this Section 6.3.

                    (iv) For purposes of this Section 6.3 and the calculation of any indemnity payable or amount recoverable from the Escrow Fund under this Agreement, (A) any interest, penalties or additions to tax accruing before or after the Closing Date with respect to a liability for Taxes for which the Surviving Corporation is entitled to recover from the Escrow Fund shall be deemed to be attributable to a Taxable period ending on or before the Closing Date, and (B) any interest, penalties or additions to tax accruing after the Closing Date with respect to a liability for Taxes for which the Surviving Corporation is required to indemnify the Stockholders shall be deemed to be attributable to a Tax period ending after the Closing Date.

                    (v) For purposes of the accrual of Income Tax assets and liabilities required by Sections 2.4 and 9.1 hereof pursuant to Schedule X and described in Section 6.3(a)(iii) and the calculation of any indemnity payable hereunder, for taxable periods ending in 1998, Holdings and the Company shall be deemed to be entitled to a Tax deduction in the period ending on or prior to the Closing Date for the amounts paid or to be paid or accrued for Employee Sale Bonuses, the AXIA Indebtedness and Prepayment Expenses, the deductible amounts related to the actual exercise of Options, and the amounts attributable to the accrual of any expense described in paragraph 6 of Schedule X. Such deduction shall be included as available in a period beginning on or after January 1, 1998 and ending on or prior to the Closing Date in computing the accrual of Income Tax assets and liabilities in determining the Preliminary Adjusted Working Capital Amount and the Adjusted Closing Working Capital regardless of whether such accrual would be properly included under normal Income Tax accounting rules but only to the extent that such amounts are of a character which would be deductible under the Code if such accrual were proper in such Tax Period. However, the Company and Holdings shall not be deemed entitled to a Tax deduction for Holdings Transaction Expenses. With respect to the transactions contemplated by this Agreement, any Taxes attributable to, or arising or resulting from, an election by the Surviving Corporation, the Company or any Affiliate thereof described in Section 338 of the Code or equivalent election under state or local law, irrespective of whether such Tax arises in any taxable period ending before, on or after the Closing Date, shall be deemed to be attributable to a Tax period ending after the Closing Date and shall be payable by the Surviving Corporation, its parent, or the Company, and shall not be recoverable by the Surviving Corporation, nor shall any Taxes incurred or payable by Holdings, the Surviving Corporation or the Company which would not have been incurred or payable if the stock of Holdings had been purchased by Acquisition in exchange for the Merger Consideration rather than having been acquired through the Merger as provided herein.

               (c) The Surviving Corporation or the Stockholder Representative (on behalf of the Stockholders), as the case may be may by written notice to the other make a claim for indemnification or recovery from the Escrow Fund under this Section 6.3 (subject to the provisions of Article IX hereof, other than Section 9.3(e) hereof, which shall not apply to Tax Claims or indemnity for Taxes) and shall include in a notice of any claim for indemnification pursuant to this Section 6.3 a calculation of the amount of the requested indemnity or recovery payment. Within 10 days after the indemnity or recovery calculation has been resolved, the Stockholder Representative shall cause the Escrow Agent to pay to the Surviving Corporation from the Warranty Fund of the Escrow Fund, or the Surviving Corporation shall pay to the Stockholder Representative (or in accordance with such other instructions as may be given by the Stockholder Representative), as the case may be, the recovery or indemnification amount determined to be due.

               (d) The Surviving Corporation may, and may cause the Company to, carry back any item of loss, deduction or credit which arises in any taxable period into any taxable period ending on or before the Closing Date, provided that such carryback, refund claim or related amended Tax Return does not have the effect of increasing the liability for any Taxes, reducing any Tax benefit of the Stockholders or increasing any obligation of the Stockholders to the Surviving Corporation or the Company hereunder or increasing any amount the Surviving Corporation is entitled to recover from the Escrow Fund. Any refunds arising from such carrybacks shall not be included in the Income Tax assets and liabilities recorded pursuant to the provisions of Schedule X.

               (e) The Surviving Corporation shall inform the Stockholder Representative and the Stockholder Representative shall be entitled to control and conduct those aspects of audits, examinations or proceedings ("Tax Contests") relating to Holdings or the Company that are related exclusively to the liability for any Taxes, the amount of which is recoverable by the Surviving Corporation from the Escrow Fund. Costs of any Tax Contest are to be borne by the party controlling such Tax Contest. With respect to a Tax Contest which the Stockholder Representative is entitled to control, the Stockholder Representative shall have the right to determine, in its sole discretion, such issues as (w) the forum, administrative or judicial, in which to contest any proposed adjustment, (x) the attorney and/or accountant to represent Holdings (or the Surviving Corporation) or the Company in the Tax Contest, (y) whether or not to appeal any decision of any administrative or judicial body, and (z) whether to settle any such Tax Contest, except that the Stockholder Representative shall not settle any Tax Contest in a manner that would have an adverse Tax effect on the Surviving Corporation or the Company for taxable periods ending after the Closing Date without prior written consent of the Surviving Corporation (which consent may be withheld for any reason). However, if the Surviving Corporation withholds such consent then any related indemnity obligation of the Stockholders shall be limited to the amount of such indemnity obligation computed as though the settlement for which such consent was sought had been implemented, provided that such proposed settlement was negotiated in good faith and would have a reasonable basis in applicable Tax law. The Surviving Corporation or the Company, as applicable, shall deliver to the Stockholder

Representative any power of attorney reasonably required to allow the Stockholder Representative and its counsel to represent Holdings (or the Surviving Corporation), or the Company in connection with the Tax Contest and shall use their reasonable efforts to provide the Stockholder Representative with such assistance as may be reasonably requested by the Stockholder Representative in connection with the Tax Contest.

               (f) Without the prior written consent of the Stockholder Representative (which consent may be withheld for any reason), or as otherwise required by law, none of the Surviving Corporation, the Company or any Affiliate of Acquisition shall (i) make any election, (ii) change the tax treatment of any item on a Tax Return filed after the Closing Date as compared to the treatment of such item on a Tax Return filed by Holdings or the Company for a period ending on or prior to the Closing Date; or (iii) file any amended Tax Return or propose or agree to any adjustment of any item with the Internal Revenue Service or any other Taxing Authority with respect to any tax period ending on, before or after the Closing Date that would have the effect of increasing the liability for any Taxes, reducing any Tax benefit of the Stockholders or increasing the indemnification obligations of the Stockholders to the Surviving Corporation or the Company or increasing the amount recoverable from the Escrow Fund by the Surviving Corporation with respect to Taxes unless the Surviving Corporation, the Company and any such Affiliate indemnify and hold the Stockholders harmless from and against any such adverse Tax effect.

          (g) All real property transfer or gains taxes, other transfer, documentary, sales, use, registration, stamp and similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Merger shall be paid by Acquisition (or the Surviving Corporation), and Acquisition (or the Surviving Corporation) shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

          (h) Following the Closing Date, the Surviving Corporation shall and shall cause the Company to give the Stockholder Representative and its authorized representatives access to the books and records of the Surviving Corporation and the Company (and permit the Stockholders to make copies thereof) to the extent relating to periods prior to or including the Closing Date as the Stockholder Representative may reasonably request for purposes of preparing Tax Returns and conducting proceedings relating to Taxes. Each of the Surviving Corporation, the Company, the Stockholder Representative (on behalf of the Stockholders) and their Affiliates will provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, any judicial or administrative proceedings relating to liability for Taxes, or any other claim arising under this Agreement, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant

Tax Returns and supporting work schedules which assistance shall be provided without charge except for reimbursement of reasonable out-of-pocket expenses. Notwithstanding any other provision of this Section 6.3, Acquisition hereby agrees that the Surviving Corporation will retain, until all appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns of Holdings, the Surviving Corporation and the Company, supporting work schedules and other records or information which may be relevant to such Tax Returns, and that it will not destroy or otherwise dispose of such materials without first providing the Stockholder Representative with a reasonable opportunity to review and copy such materials.

          6.4 Assistance with Financing. Holdings acknowledges that Acquisition or its Affiliates may cause one or more information or offering memoranda or filings under applicable securities laws to be prepared and used in connection with the financing of the transactions contemplated hereby (collectively referred to herein as "Financing Documents"). Holdings agrees to use its reasonable commercial efforts to provide and to cause the Company to provide to Acquisition access to, and to permit the use of, all information necessary with respect thereto and to provide and to cause the Company to provide to Acquisition access to all personnel necessary to consummate such financing, all at such times, in such manner and upon such notice as to avoid undue disruption to the business of the Company. In addition, Holdings shall request its accountants to consent to the inclusion of their report or reports in, and to issue a comfort letter in connection with, any information, offering memoranda or filings required by such financing. Holdings shall use its reasonable commercial efforts to deliver to Acquisition and its financing providers in a timely manner such agreements, documents, instruments and consents as may be reasonably requested by Acquisition or its financing providers in connection with such financing, provided, that no additional liability is incurred by the Stockholders as a consequence thereof. Holdings shall make its management personnel available to participate in "road shows" and similar presentations to potential lenders and investors, provided that such activities do not unduly interfere with the performance by such management personnel of their duties to the Company. Acquisition shall reimburse Holdings for its reasonable out-of-pocket costs (other than management compensation) and expenses incurred in performing its obligations under this Section 6.4 and Acquisition acknowledges and agrees that it shall be responsible for all the costs and expenses of third parties who are requested by Acquisition or Holdings to assist Acquisition with the financing of the acquisition in accordance with the foregoing provisions of this Section 6.4 or otherwise.

          6.5 Government Filings; Consents. Acquisition and Holdings shall each file with applicable Governmental Bodies the applications and related documents required to be filed by it pursuant to applicable Law (and prosecute diligently any related Proceedings) in order to consummate the Merger, and each co-operate with the other as may reasonably be requested in connection with the foregoing. Acquisition and Holdings shall each also use reasonable commercial efforts to obtain any consents, waivers, approvals or authorizations of nongovernmental third parties as may be required under Material Leases, Material Agreements or agreements with respect to Material Intellectual Property in connection with the consummation of the Merger (but nothing in this sentence shall require either party to pay or undertake to pay amounts, other than nominal processing fees, not otherwise payable under such agreements or instruments as currently in effect). Holdings shall also assist Acquisition in connection with presentations to major customers and suppliers of the Company which Acquisition determines to be necessary or advisable in anticipation of the Merger.

          6.6  Access; Confidentiality.
               -----------------------

          (a) Between the date of this Agreement and the Effective Time, Holdings shall, and shall cause AXIA to (i) give Acquisition, its lenders, underwriters, placement agents, potential equity investors who are not actual or potential competitors of the Company and their respective counsel, accountants, engineers and other representatives full and complete access to all properties, personnel, facilities and offices of Holdings and the Company and to the books and records of Holdings and the Company (and permit Acquisition to make copies thereof), (ii) permit Acquisition to make inspections thereof, (iii) cause its officers and employees to furnish Acquisition with such financial information and operating data and other information with respect to the business and properties of Holdings and the Company, and to discuss with Acquisition and its authorized representatives the affairs of Holdings and the Company, all as Acquisition may from time to time reasonably request for the purposes of this Agreement during normal business hours and with reasonable notice to Holdings and AXIA. Notwithstanding the foregoing, Holdings may impose reasonable restrictions on access to its facilities, personnel, trade secrets and other sensitive commercial information in order to minimize disruption to the operations of the business of the Company or impairment of its proprietary rights.

          (b) Between the date of this Agreement and the Effective Time, Acquisition shall hold and shall cause its lenders, underwriters, placement agents, potential equity investors, officers, directors, employees, representatives, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information furnished to Acquisition by Holdings or the Company or their respective representatives in connection with the Merger, including but not limited to the information provided pursuant to Sections 6.4 and 6.6(a), and will not release or disclose such information to any other Person, except its lenders, underwriters, placement agents, potential equity investors, auditors, attorneys, financial advisors and other consultants, agents and advisors in connection with the consummation of the Merger. If the Closing does not occur (i) such confidence shall be maintained by Acquisition, and Acquisition shall cause such other Persons to maintain such confidence, except to the extent such information comes into the public domain through no fault of Acquisition or any Person to whom Acquisition released or disclosed such information and (ii) upon the request of Holdings, Acquisition shall promptly return to Holdings any written materials it has received from Holdings or the Company or their respective representatives, together with all copies thereof. Notwithstanding the foregoing, the Confidentiality Agreement from BHC to The Sterling Group, Inc., accepted by The Sterling Group, Inc. on February 11, 1998 shall continue in accordance with its terms until consummation of the Closing hereunder occurs (whereupon it shall terminate).

          6.7 Publicity. Between the date of this Agreement and the Effective Time, except to the extent required by law, (a) neither Acquisition nor Holdings shall issue any press release or public announcement of any kind concerning the Merger without the consent of the other; and in the event any such public announcement, release or disclosure is required by law, the parties will consult prior to the making thereof and use their best efforts to agree upon a mutually satisfactory text; (b) Acquisition shall not, and shall not permit its representatives, consultants and agents to, communicate with customers, suppliers or employees of the Company with respect to the Merger or the business of the Company without the prior written consent of Holdings; and (c) Acquisition shall not communicate with any government official with respect to the Company or Holdings or the Merger without the prior written consent of Holdings.

          6.8 Compliance with WARN Act. Acquisition agrees that, for a period of 60 days after the Effective Time, it will not cause any of the employees of the Company as of the Effective Time to suffer "employment loss" for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S)(S)2101-2109, and related regulations (the "WARN Act") if such employment loss could create any liability for the Stockholders, unless Acquisition or the Surviving Corporation delivers notices under the WARN Act in such a manner and at such a time that the Stockholders bear no liability with respect thereto.

          6.9 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party will use its reasonable efforts to cause the Closing to occur at the earliest practicable date.

          6.10 Negotiations. Holdings agrees that from the date hereof through the earlier of the Effective Time and the termination of this Agreement, upon condition that Acquisition is continuing to seek diligently to consummate its financing arrangements and to consummate the Merger, neither Holdings nor the Company shall, directly or indirectly, offer to sell or dispose of, negotiate to sell or dispose of, have discussions with third parties with respect to the sale or disposition of or sell or dispose of the capital stock of the Company or the business or substantially all of the assets of Holdings or the Company to or with any third Person and that neither Holdings nor the Company shall directly or indirectly solicit, initiate or encourage the initiation of inquiries or proposals from, or participate in any negotiations with, any Person, other than Acquisition and its representatives, concerning, or commit to or consummate, directly or indirectly, through merger, reorganization, direct sale, or otherwise, the disposition of the capital stock of Holdings or the Company or their business or substantially all of their assets other than inventory in the ordinary course of business. In the event Holdings at any time believes that Acquisition is no longer diligently pursuing consummation of its financing arrangements or the Merger, prior to initiating or authorizing the initiation of a sale or other disposition transaction described in this Section 6.10 Holdings shall so notify Acquisition and afford to Acquisition a reasonable opportunity to demonstrate that it is continuing diligently to pursue such consummation.

          6.11 Disclosure of Information. It is understood that Cortec Capital Corp., the general partner of Cortec Group Fund, L.P., may have confidential information concerning the business of Holdings or the Company which, if known to competitors thereof, might damage the business of Holdings or the Company. Holdings shall deliver to Acquisition at Closing an agreement from Cortec Capital Corp. that for a period of two years after the Closing Date, it will not divulge or appropriate for its own use, or for the use of any third party in competition with the Company, any secret or confidential information or knowledge obtained by it concerning the business of Holdings or the Company, including, but not limited to, information pertaining to methods, processes, designs, equipment, customer data and supplier data, utilities data, cost information, transportation information, pricing and operating procedures. This obligation of secrecy shall not apply to information which: (a) is or becomes part of the public domain other than through breach of this Agreement or through the fault of Cortec Capital Corp.; (b) is required to be disclosed by law or government order; or (c) the parties mutually agree to disclose.

          6.12 Termination of Management Agreement. Holdings agrees to cause the Management Agreement between the Company and Cortec Capital Corp. to be terminated as of the Effective Time with full releases of all claims of each party thereunder; provided that Section VII of the Management Agreement shall be amended prior to Closing in a form reasonably acceptable to Acquisition in the following respects and, as so amended, shall survive such termination:

               (a) Amounts otherwise payable by AXIA thereunder shall be reduced by (i) the amount of insurance proceeds actually received by the indemnified Person with respect to the loss for which indemnification is claimed (and the indemnified Person will be obligated to use commercially reasonable efforts to pursue all such insurance recoveries to which it may be entitled), net of any co-payment, retrospective premium adjustment to the extent resulting from such loss, and increased premiums resulting from such loss (as certified by the indemnified Person's independent insurance broker or consultant but in the case of increased premiums limited to three years worth of the increased amount); and
(ii) any other net compensatory payments actually received by the indemnified Person from third parties by way of subrogation or indemnification with respect to the loss for which indemnification is claimed, net of associated costs and expenses relating to the collection of such payments; and

               (b) AXIA shall not have any indemnification obligation for any liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) arising from or related to: (i) the direct or indirect disposition or proposed disposition of Holdings, the Company or a material portion of their respective assets, pursuant to this Agreement; (ii) the formation of Holdings or the acquisition of the Company; (iii) the offer or sale of securities by Holdings or Cortec Capital Corp. or its Affiliates; (iv) any equity or debt financing or proposed financing conducted by Holdings; (v) any claim by any employee or former employee of Holdings or the Company for Employee Sale Bonuses not disclosed on Schedule 4.12; (vi) any claim by any employee of, investor in, limited partner of, lender to, or agent or representative of Cortec Capital Corp., Cortec Group Fund, L.P., or any of their Affiliates or any portfolio company (other than Holdings or the Company) of Cortec Group Fund, L.P. or any other fund or partnership (general or limited) for which Cortec Capital Corp. acts as a general partner or manager to the extent such claim is made in its capacity as such an employee, investor, limited partner, lender, agent or representative; or (vii) any claim by any stockholder of Holdings with respect to the compensation received by Cortec Capital Corp. under the Management Agreement.

          6.13 Modification of Transaction Structure. At the request of Acquisition, Holdings will explore in good faith with Acquisition alternative structures for the acquisition of Holdings by Acquisition should Acquisition determine that any such alternative structure may be more advantageous to it for financing, business or other reasons. Nothing herein shall require Holdings to agree to any modifications to the Merger as contemplated by this Agreement if such modifications would, in the reasonable judgment of Holdings, delay the Closing by more than five (5) Business Days, reduce the net after-tax proceeds to be received by the Stockholders hereunder or otherwise be economically disadvantageous to the Stockholders.

                                  ARTICLE VII
                     CONDITIONS TO OBLIGATIONS OF HOLDINGS

     The obligations of Holdings to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Holdings to the extent permitted by applicable law:

          7.1 Consents. All governmental or regulatory notices or filings, consents, registrations, approvals, permits or authorizations set forth on
Schedule 4.6 shall have been obtained or made.

          7.2 Adverse Orders. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays consummation of any material part of the Merger (collectively, "Adverse Orders").

          7.3 Litigation. No Proceeding shall have been instituted by any Governmental Body or by any other Person and, at what would otherwise have been the Closing Date, remain pending to delay, restrain or prohibit any material part of the Merger, nor shall any Governmental Body have notified any party to this Agreement or any of their respective Affiliates that consummation of any material part of the Merger would constitute a violation of the laws of any jurisdiction or that it intends to commence a Proceeding to restrain or prohibit any material part of the, unless, in either such case, such Governmental Body or other Person shall have withdrawn such notice and abandoned such Proceeding.

          7.4  Compliance.

               (a) The representations and warranties contained in Article V shall be true and correct in all material respects as of the Effective Time as though made at and as of the Effective Time, except for those which speak as of a particular date or for changes contemplated by this Agreement;

               (b) Acquisition shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Effective Time, and

               (c) Holdings shall have received a certificate to the foregoing effect executed by an officer of Acquisition.

          7.5 Opinion of Counsel. Holdings shall have received an opinion, of Bracewell Patterson, L.L.P., counsel for Acquisition, dated the Effective Time and addressed to Holdings, substantially in the form set forth in Exhibit A hereto.

          7.6 Certifications. Holdings shall have received (i) a good standing certificate with respect to Acquisition, together with certified charter documents, from the Secretary of State of Delaware, and (ii) certificates from the Secretary (or other appropriate officer) of Acquisition with respect to (A) its certificate of incorporation, (B) its by-laws, (C) resolutions of its Board of Directors and stockholder with respect to the authorization of this Agreement and the Merger and (D) the incumbency of executive officers.

          7.7 Stock Rollover. No later than five Business Days prior to the Closing Date, Acquisition shall have delivered to Holdings a schedule listing the names of the senior management of Holdings who will be exchanging all or a portion of their Shares for stock of Acquisition or its parent, indicating in each case the number of Shares to be exchanged.

          7.8 Stockholder Approval. This Agreement shall have been duly approved by the holders of a majority of the Shares, in accordance with applicable law and the Certificate and By-Laws of the Company.

          7.9 Amendment and Approval of Parachute Agreements. Those Employee Bonus Agreements listed on Schedule 4.12 which are or will give rise to "excess parachute payments" within the meaning of Section 280G of the Code shall have been amended by agreement of the parties to the effect that the payments thereunder will be conditioned upon approval of such payments by the holders of more than 75% of the Shares held by Stockholders other than those entitled to receive such payments; such approval by such Stockholders shall thereafter have been obtained; and Holdings shall be reasonably satisfied that, following such actions, no Employee Sale Bonuses or other payments made by Holdings or the Company to any other person shall constitute "excess parachute payments" within the meaning of
Section 280G of the Code.

          7.10 Proceedings Satisfactory. All certificates, opinions and other documents to be delivered by Acquisition and all other matters to be accomplished by Acquisition prior to or at the Effective Time shall be satisfactory in the reasonable judgment of Holdings and its counsel.

                                 ARTICLE VIII
                   CONDITIONS TO OBLIGATIONS OF ACQUISITION

     The obligations of Acquisition to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Acquisition to the extent permitted by applicable law:

          8.1 Consents. All governmental, regulatory or third party notices or filings, consents, registrations, approvals, permits or authorizations set forth on Schedule 4.6 shall have been obtained or made.

          8.2  Adverse Orders. There shall be in effect no Adverse Order.

          8.3 Litigation. No Proceeding shall have been instituted by any Governmental Body or by any other Person and, at what would otherwise have been the Closing Date, remain pending to delay, restrain or prohibit any material part of the Merger; nor shall any Governmental Body have notified any party to this Agreement or any of their respective Affiliates that consummation of any material part of the Merger would constitute a violation of the laws of any jurisdiction or that it intends to commence a Proceeding to restrain or prohibit any material part of the Merger; unless, in either such case, such Governmental Body or other Person shall have withdrawn such notice and abandoned such Proceeding.

          8.4  Compliance.

               (a) The representations and warranties contained in Article IV shall be true and correct in all material respects as of the Effective Time as though made at and as of the Effective Time, except for those which speak as of a particular date or for changes specifically contemplated by this Agreement;

               (b) Holdings shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Effective Time; and

               (c) Acquisition shall have received a certificate to the foregoing effect executed by an officer of Holdings.

          8.5 Opinion of Counsel. Acquisition shall have received opinions, dated the Effective Time, of Bachner, Tally, Polevoy & Misher, LLP, special counsel to Holdings and AXIA, substantially in the form set forth in Exhibit B hereto.

          8.6 Stockholder Approval. This Agreement shall have been duly approved by the holders of a majority of the Shares, in accordance with applicable law and the Certificate and By-Laws of Holdings and the holders of less than 6% of the outstanding Shares shall have validly elected to demand the appraisal of their Shares pursuant to Section 262 of the DGCL..

          8.7 Proceedings Satisfactory. All certificates, opinions and other documents to be delivered by Holdings and all other matters to be accomplished by Holdings prior to or at the Effective Time shall be satisfactory in the reasonable judgment of Acquisition and its counsel.

          8.8 Certificates. Acquisition shall have received (i) good standing certificates (or equivalent instruments, to the extent available, in the case of entities organized outside the United States) with respect to Holdings, AXIA and each of its Subsidiaries, together with certified charter documents, from the secretary of state (or other appropriate official) of their respective states or jurisdictions of incorporation, in each case, to the extent reasonably available, (ii) good standing certificates with respect to Holdings, AXIA and each of its Subsidiaries, as applicable, in each jurisdiction in which Holdings, AXIA or any Subsidiary of AXIA conducts business, in each case, to the extent reasonably available, (iii) certificates from the Secretary (or other appropriate officer) of Holdings, AXIA and each of its Subsidiaries with respect to (A) its certificate of incorporation (or applicable charter documents) and
(B) its by laws (or applicable charter documents) and (iv) certificates from the Secretary (or other appropriate officer) of Holdings, AXIA and each of its Subsidiaries with respect to (A) the incumbency of executive officers and (B) resolutions of its Board of Directors and stockholders with respect to the authorization of this Agreement and the Merger.

          8.9 Holdings Transactions Expenses; Employee Sale Bonuses. Holdings shall have paid or made all necessary arrangements with respect to payment of the Holdings Transaction Expenses and Employee Sale Bonuses as follows:

               (a) No later than three Business Days prior to the Closing Date, Holdings shall have delivered to Acquisition a schedule listing the Holdings Transaction Expenses and Employee Sale Bonuses to be paid by Holdings or the Company with funds provided by Acquisition at Closing pursuant to Section 3.1(b)(iv), showing amounts, payees and payment instructions.

               (b) At or prior to the Closing, Holdings shall have delivered to Acquisition releases in form and substance reasonably satisfactory to Acquisition (i) from BHC and from the counsel and accountants to Holdings listed on Schedule 8.9 releasing Acquisition and the Surviving Corporation from any liabilities or obligations with respect to the Holdings Transaction Expenses to the extent not paid at Closing, (ii) from the Employees shown on

Schedule 4.12 as being entitled to Employee Sale Bonuses, releasing Acquisition and the Surviving Corporation from any liabilities or obligations with respect to the Employee Sale Bonuses, (iii) from Dennis Sheehan, Lyle Feye, David Chesney, Ian Wilkins and Robert Zdravecky, acknowledging that they have no further claims against Acquisition or the Surviving Corporation with respect to Employee Sale Bonuses or other compensation payable as a result of the Merger and releasing Acquisition and the Surviving Corporation from claims with respect to any such Employee Sale Bonuses or other compensation (but reserving all rights with respect to all other compensation, including incentive compensation, and benefits), all at no cost or obligation to Acquisition or to the Surviving Corporation following the Closing.

               (c) At or prior to the Closing, Holdings shall have notified Acquisition of the amount to be deposited into the Transaction Expenses Fund of the Escrow Fund pursuant to Section 3.1(b)(v) and 9.2(f).

          8.10 AXIA Indebtedness. No later than three Business Days prior to the Closing Date Holdings shall have delivered to Acquisition (i) pay-off letters from each obligor of Axia Indebtedness (but including only those lessors under capitalized leases which Acquisition, no later than eight Business Days prior to the Closing, has notified Holdings it intends to terminate as of the Closing
Date), and (ii) a certificate (which shall reflect the relevant information in such pay-off letters) setting forth the AXIA Indebtedness (including all accrued and unpaid interest thereon) and applicable Prepayment Expenses due as of the Closing Date (the "Certificate of Indebtedness").

          8.11 Adjusted Working Capital. No later than three Business Days prior to the Closing Date, Holdings shall have delivered to Acquisition the balance sheet as of the Preliminary Adjustment Date, the calculations of the Preliminary Adjusted Working Capital Amount and the officer's certificate described in
Section 2.4(a).

          8.12 Absence of Material Adverse Developments. Since the date hereof
(i) no action shall have been taken or event occurred which has had or is reasonably likely to have an adverse effect on the operations, assets, results of operations or financial condition of Holdings and the Company taken as a whole in an amount (when added to the effect of any failure described in clause
(ii) below) of $5,000,000 or more, and (ii) neither Holdings nor the Company shall have received any notification of an asserted present or past failure of Holdings or the Company to comply with any law, rules or regulations of Governmental Bodies, which reasonably could be expected to have an adverse effect on the operations, assets, results of operations or financial condition of Holdings and the Company taken as a whole of an amount (when added to the effect of any action or event described in clause (i) above) of $5,000,000 or more.

          8.13 FIRPTA Certificate. Holdings shall have delivered to Acquisition either (i) a certificate of non-foreign status as described in Section 1445 of the Code and the regulations promulgated thereunder from each Stockholder that is not a non-resident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate, or (ii) a certification, signed by its chief financial officer, (as provided in Section 1445 of the Code and the regulations promulgated thereunder) stating under penalty of perjury that Holdings is not and during the last five years has not been a United States Real Property Holding Corporation as such term is defined in Section 897 of the Code.

          8.14 Financing. Acquisition shall have obtained financing on such terms and in such amounts as are acceptable to it in order to permit it to consummate the Merger and conduct the business of Holdings and the Company and such financing shall be available in full at the Closing; it being understood that financing provided in the amounts and on the terms and conditions contained in the Commitment Letter from Banque Paribas dated May 7, 1998 and the "Highly Confident" Letter from Chase Securities, Inc. dated May 6, 1998, all as heretofore delivered to Holdings, shall be considered acceptable to Acquisition.

          8.15 Amendment and Approval of Parachute Agreements. Those Employee Bonus Agreements listed on Schedule 4.12 which are or will give rise to "excess parachute payments" within the meaning of Section 280G of the Code shall have been amended by agreement of the parties to the effect that the payments thereunder will be conditioned upon approval of such payments by the holders of more than 75% of the Shares held by Stockholders other than those entitled to receive such payments; such approval by such Stockholders shall thereafter have been obtained; and Acquisition shall be reasonably satisfied that, following such actions, no Employee Sale Bonuses or other payments made by Holdings or the Company to any other person shall constitute "excess parachute payments" within the meaning of Section 280G of the Code.


                                  ARTICLE IX
            WORKING CAPITAL AND TAX ADJUSTMENTS; ESCROW PROVISIONS


          9.1 Working Capital Adjustment. (a) Not later than 60 days after the Closing Date, the Surviving Corporation shall prepare and deliver to the Stockholder Representative a consolidated balance sheet of AXIA and its consolidated subsidiaries as at the close of business on the Closing Date (the "Closing Date Balance Sheet"), together with the related consolidated statement of income of Holdings and its consolidated subsidiaries for the period from January 1, 1998 through the close of business on the Closing Date (collectively, the "Closing Date Financial Statements"). The Closing Date Financial Statements shall be prepared in accordance with GAAP applied on a basis consistent with the Audited Financial Statements. A physical inventory shall be taken promptly following the Closing. The Stockholder Representative and its authorized representatives shall have the opportunity to observe such physical inventory, which shall be conducted by or under the direction of the Surviving Corporation in accordance with the historical methodology and practices of the Company, and to review any work papers prepared by the Surviving Corporation in connection with the preparation of the Closing Date Financial Statements.

               (b) The Surviving Corporation shall also deliver to the Stockholder Representative, together with and at the same time as the Closing Date Financial Statements, a statement (the "Closing Working Capital Statement"), setting forth the Adjusted Working Capital as of the Closing Date (the "Adjusted Closing Working Capital"), calculated from the Closing Date Financial Statements in accordance with Schedule X. The Closing Working Capital Statement shall include a detailed computation of the Adjusted Closing Working Capital.

               (c) Unless the Stockholder Representative within 30 days after receipt of the Closing Date Financial Statements and Closing Working Capital Statement, gives the Surviving Corporation a notice objecting thereto and specifying the basis for such objection and the amount in dispute ("Notice of Objection"), such Closing Date Financial Statements and Closing Working Capital Statement shall be considered accepted and binding upon the Surviving Corporation and the Stockholder Representative. If within 30 days after the receipt of the Closing Date Financial Statements and Closing Working Capital Statement the Stockholder Representative gives a Notice of Objection to the Surviving Corporation, the Stockholder Representative and the Surviving Corporation shall negotiate in good faith with a view to resolving any differences. If such negotiations fail to resolve all disputed items within 15 days after Notice of Objection was first given by the Stockholder Representative the remaining disputed items shall be submitted to Price Waterhouse LLP in Chicago, Illinois (the "Nonpar tisan Accountants") for final resolution. After affording each of the Stockholder Representative and its representatives and the Surviving Corporation and its representatives the opportunity to present their positions as to the disputed items (which opportunity shall not extend for more than 30 days), the Nonpartisan Accountants shall resolve all disputed items in writing. Such resolution shall be final and binding upon the parties and shall be reflected in any necessary revisions to the Closing Date Financial Statements and Closing Working Capital Statement. The fees, costs and expenses of the Nonpartisan Accountants in connection with any such determination shall be apportioned between the Surviving Corporation and the Stockholder Representative by the Nonpartisan Accountants based upon the inverse proportion of the disputed amounts resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such fees, costs and expenses). Otherwise, the Surviving Corporation and the Stockholder Representative shall each pay its costs in connection with this Section, including the fees and expenses of their respective attorneys and accountants, if any.

               (d) If the Adjusted Closing Working Capital (as adjusted, if necessary, to reflect the resolution of any disputed items pursuant to Section 9.1(c)) is less than the Preliminary Adjusted Working Capital Amount, then the Stockholder Representative shall direct the Escrow Agent to pay to the Surviving Corporation, from the Working Capital Adjustment Fund of the Escrow Fund, the amount of the shortfall (the "Working Capital Deficiency"). If the Working Capital Deficiency exceeds the balance in the Working Capital Adjustment Fund, including earnings thereon, the Stockholder Representative shall direct the Escrow Agent to pay to the Surviving Corporation the entire balance in the Working Capital Adjustment Fund, including earnings thereon, and an additional amount from the Warranty Fund which, when added to the amount being paid from the Working Capital Adjustment Fund, will equal the amount of the

Working Capital Deficiency. If the Adjusted Closing Working Capital (as adjusted, if necessary, to reflect the resolution of any disputed items pursuant to Section 9.1(c) is greater than the Preliminary Adjusted Working Capital Amount, then the Surviving Corporation shall pay the amount of the excess (the "Working Capital Surplus") to or for the benefit of the Stockholders, in accordance with the instructions of the Stockholder Representative. If a Notice of Objection is delivered by the Surviving Corporation pursuant to Section 9.1(c), then the Stockholder Representative or the Surviving Corporation, as applicable, shall cause any net undisputed amount of Working Capital Surplus or Working Capital Deficiency (i.e., the amount which would be due pursuant to this Section 9.1(d) even if all disputed items were resolved against the party to which the payment is to be made) to be paid in accordance with this Section 9.1(d) within three Business Days after delivery of the Notice of Objection. If no Notice of Objection is delivered, or upon final resolution of all objections, the amount due pursuant to this Section 9.1(d), net of any prior payments pursuant to the preceding sentence, shall be paid within three Business Days after final determination of the Adjusted Closing Working Capital. Any amounts not paid or distributed from the Escrow Fund when required pursuant to this
Section 9.1(d) shall bear interest from the required date of payment to the date of actual payment at the publicly announced base rate of Chase Manhattan Bank N.A. in effect from time to time (the "Prime Rate"), plus 4%.

          9.2  [Intentionally Omitted]

          9.3  Escrow Fund.

          (a) The Escrow Fund established in accordance with Section 3.1(b)(v) shall be invested, maintained and disbursed in accordance with the terms and conditions of the Escrow Agreement and this Agreement. The fees and expenses of the Escrow Agent shall be borne 50% by Acquisition and 50% by the Stockholders, with the amount due from the Stockholders to be paid out of the Escrow Fund.

          (b) Each Stockholder shall hold that number of interests in the Escrow Fund ("Units") equal to the number of Shares registered in the name of such Stockholder on the books of Holdings immediately prior to the Effective Time and/or share equivalents under Employee Sale Bonuses. Each Stockholder holding such an interest in the Escrow Fund following the Effective Time is hereby referred to as an "Escrow Participant". Units will not be represented by any form of certificate or other instrument and will not be transferable or assignable, other than by will, the laws of intestacy or other operation of law.

          (c) $6,000,000 of the Escrow Fund, together with the earnings thereon (the "Warranty Fund") shall be available to compensate the Surviving Corporation for (i) any loss, liability, damage or expense (including reasonable attorneys' fees) ("Damages"), based on or arising from any inaccuracy in or breach or nonfulfillment of any representation, warranty, or covenant made by Holdings in this Agreement, (ii) any claims for Tax indemnity pursuant to Section 6.3(b)(i) ("Tax Claims"), and (iii) any Qualification Costs to the extent provided in
Section 9.3(d); provided, however, that (A) the Surviving Corporation shall not be entitled to assert any claim against the Warranty Fund unless notice of such assertion is given to the Stockholder Representative no later than 12 months after the Effective Time, except for claims for breaches of Sections 4.3, 4.15 and 6.1(a) as to which the foregoing period shall be 24 months and claims under Section 6.3 as to which the foregoing period shall be 18 months, and (B) the Surviving Corporation shall not be entitled to assert any claim for Damages or Tax Claims against the Warranty Fund for breach or nonfulfillment of any representation, warranty or covenant (I) unless (as to Damages) the amount of Damages (exclusive of indirect costs such as investigation or attorneys' fees solely related to such investigation as to the existence of a breach) incurred by the Surviving Corporation as a result of such breach or nonfulfillment exceeds the sum of $25,000 (computed separately for each breach rather than in the aggregate for all breaches of any warranty) (any breach or nonfulfillment exceeding such $25,000 threshold being herein referred to as a "Covered Breach") and (II) unless and until, and then only to the extent that, the aggregate Damages based on or arising from Covered Breaches and Tax Claims exceeds the sum of $1,000,000 (in which event the Surviving Corporation shall only be entitled to assert claims for Damages based on or arising from Covered Breaches and for Tax Claims to the extent they exceed an aggregate of $250,000). For all purposes of this
Section 9.3(c), Damages shall be computed net of (x) any reserve or accrual established as a current liability on the Closing Date Balance Sheet in anticipation of or for the purpose of reflecting potential costs or losses associated with the claim giving rise to such Damages and taken into account in determining Adjusted Closing Working Capital, (y) the amount of any insurance proceeds actually received by Acquisition or the Surviving Corporation with respect to the loss for which indemnification is claimed (and Acquisition covenants to use commercially reasonable efforts to pursue all such insurance recoveries to which the Surviving Corporation may be entitled), net of any co-payment, retrospective premium adjustment to the extent resulting from such loss, and increased premiums resulting from such loss (as certified by the Company's independent insurance broker or consultant but in the case of increased premiums limited to three years worth of the increased amount) and (z) any other net compensatory payments actually received by Acquisition or the Surviving Corporation from third parties by way of subrogation or indemnification with respect to the loss for which indemnification is claimed, net of associated costs and expenses relating to the collection of such payments.

          (d) Schedule 4.1 lists those jurisdictions in which AXIA and each of its Subsidiaries is qualified to do business as a domestic or foreign corporation. In the event that following the Effective Time the Surviving Corporation or any of its Subsidiaries should be required to, or the Surviving Corporation should determine in good faith that it is necessary or desirable for it or any of its Subsidiaries to, qualify to do business in any other jurisdictions as a result of business transacted prior to the Effective Time, then to the extent the aggregate costs of so qualifying in all such jurisdictions (including any back Taxes, interest, fines and penalties required to be paid in connection with such qualification) (collectively, "Qualification Costs") exceed $25,000, such Qualification Costs shall be shared as follows: neither the $25,000 per incident threshold for Covered Breaches nor the $1,000,000 threshold for claims generally against the Warranty Fund shall apply to Qualification Costs; for the first $200,000 of Qualification Costs, 50% will be borne by the Surviving Corporation and 50% will be charged to the Warranty

Fund (to the extent of the balance available therein); for Qualification Costs in excess of $200,000, 25% will be borne by the Surviving Corporation and 75% will be charged to the Warranty Fund (to the extent of the balance available therein). Notwithstanding the foregoing, the Surviving Corporation shall not be entitled to assert any claim against the Warranty Fund for Qualification Costs more than 12 months after the Effective Time. To the extent Taxes may be charged to the Warranty Fund as Qualification Costs pursuant to this Section 9.3(d), or could have been so charged had a claim been brought within the 12 month period specified in the preceding sentence, the Surviving Corporation shall not be entitled to claim indemnification for such Taxes under any other provision of this Agreement. Should the Stockholder Representative in good faith believe that there are grounds for a refund of any Qualification Costs charged to the Warranty Fund pursuant to this Section 9.3(d), at the request of the Stockholder Representative made at any time within 12 months following the Effective Date the Surviving Corporation or the Company as applicable shall promptly file and diligently prosecute a refund claim. If the Surviving Corporation or the Company should at any time receive a refund of or Tax credit for any Qualification Costs pursuant to a refund claim filed within 12 months of the Effective Time or requested by the Stockholder Representative to be filed within such 12 month period but filed thereafter, the Surviving Corporation shall remit to the Stockholders (in accordance with the written instructions of the Stockholder Representative) the portion thereof originally charged to the Warranty Fund.

          (e) If any claim by the Surviving Corporation, hereunder, excluding Tax Claims and claims under Sections 4.20 and 9.3(j), results from any assessment, suit, claim or other action by a third party (including a government or agency thereof) (a "Third-Party Claim"), the Surviving Corporation shall give the Stockholder Representative written notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of the Surviving Corporation to give such notice shall not impair the rights of the Surviving Corporation to except to the extent that the Stockholders are actually materially prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail. The Stockholder Representative, at its sole expense (subject to reimbursement from the Transaction Expenses Fund as contemplated by Section 9.3(g)) and through counsel chosen by it (which counsel shall be reasonably acceptable to the Surviving Corporation), may elect to defend any Third-Party Claim. If the Stockholder Representative elects to defend a Third-Party Claim, then, within ten (10) Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party claim so requires), the Stockholder Representative shall notify the Surviving Corporation of its intent to do so, and the Surviving Corporation shall cooperate in the defense of such Third-Party Claim (and pending such notice and assumption of defense, the Surviving Corporation may take such steps to defend against such Third-Party Claim as, in the Surviving Corporation's good-faith judgment, are appropriate to protect its interests). After notice from the Stockholder Representative to the Surviving Corporation of its election to assume the defense of a Third-Party Claim, the Surviving Corporation shall not be entitled to reimbursement under Section 9.3(c) for any legal or other expenses subsequently incurred by the Surviving Corporation in connection with the defense thereof; provided that the Surviving Corporation shall have the right to employ one law firm as counsel to represent the Surviving Corporation in any action or group of related actions (which firm shall be reasonably acceptable to the Stockholder Representative) if, in the Surviving Corporation's reasonable judgment at any time, either a conflict of interest between the Surviving Corporation and the Stockholders exists in respect of such claim, or there may be defenses available to the Surviving Corporation which are different from or in addition to those available to the Stockholders and the representation of both parties by the same counsel would be inappropriate, in which event (i) the reasonable fees and expenses of such counsel shall may be reimbursed from the Warranty Fund pursuant to Section 9.3(c) (it being understood, however, that the Surviving Corporation shall not be entitled to reimbursement for the expenses of more than one such counsel with respect to any Third-Party Claim (even if against multiple indemnified parties)), and (ii) each of the Stockholder Representative and the Surviving Corporation shall have the right to conduct its own defense in respect of such claim. If the Stockholder Representative elects to defend the Third-Party Claim, (a) no compromise or settlement thereof may be effected by the Stockholder Representative without the consent of the Surviving Corporation (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law by the Surviving Corporation and no adverse effect on any other claims that may be made against the Surviving Corporation and (ii) the sole relief provided is monetary damages that are paid in full from the Warranty Fund and (b) the Surviving Corporation shall not be entitled to indemnification pursuant to Section 9.3(c) with respect to any compromise or settlement thereof effected by the Surviving Corporation without the consent of the Stockholder Representative (which shall not be unreasonably withheld or delayed). If the Stockholder Representative elects not to defend against a Third-Party Claim, the Surviving Corporation may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification pursuant to Section 9.3(c) (to the extent permitted thereunder); provided, however, that the Surviving Corporation may not compromise or settle any such Third-Party claim without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld or delayed.

          (f) (i) Upon the expiration of 12 months following the Effective Time, the Escrow Agent shall, subject to the provisions of Section 9.3(g), disburse any remaining balance (including earnings thereon) in the Warranty Fund in excess of the Minimum Balance (as defined below) to the Escrow Participants; provided that if there is then pending one or more claims of the Surviving Corporation, for which recourse is available against the Warranty Fund, the Escrow Agent shall retain in the Warranty Fund, pending resolution of such claims, in addition to the Minimum Balance, an amount equal to the aggregate amount so claimed by the Surviving Corporation, and upon final disposition of each such claim shall disburse the amount withheld (plus earnings thereon) in excess of the allowed claim to the Escrow Participants. As used herein, the "Minimum Balance" shall be an amount equal to the sum of $3,000,000 plus the net Escrow Fund earnings on $3,000,000 (after deduction of the amount distributable pursuant to Section 9.3(l)) from the Effective Time to the date of the disbursement hereunder.

               (ii) Upon the expiration of 24 months following the Effective Time, the Escrow Agent shall, subject to the provisions of Section 9.3(g), disburse any remaining balance

(including earnings thereon) in the Warranty Fund to the Escrow Participants; provided that if there is then pending one or more claims of the Surviving Corporation, for which recourse is available against the Warranty Fund, the Escrow Agent shall retain in the Warranty Fund, pending resolution of such claims, an amount equal to the aggregate amount so claimed by the Surviving Corporation, and upon final disposition of each such claim shall disburse the amount withheld (plus earnings thereon) in excess of the allowed claims to the Escrow Participants.

          (g) The amount specified by Holdings pursuant to Section 3.1(b)(v) as constituting the initial Transaction Expenses Fund of the Escrow Fund, together with earnings thereon and any additional amounts deposited therein pursuant to
Section 6.3 or this Section 9.3(g) (the "Transaction Expenses Fund"), shall be available to the Stockholder Representative solely to pay Employee Sale Bonuses, transaction expenses of Holdings not paid prior to the Effective Time or as Holdings Transaction Expenses and out-of-pocket expenses (including legal and accounting fees) of the Stockholder Representative incurred in connection with this Agreement and the Escrow Agreement. The Escrow Agent shall make disbursements from the Transaction Expenses Fund in accordance with the instructions of the Stockholder Representative. Should the Stockholder Representative determine that the funds available in the Transaction Expenses Fund are insufficient to pay all anticipated expenses (including out-of-pocket expenses of the Stockholder Representative) properly chargeable to such fund, the Stockholder Representative may instruct the Escrow Agent to retain and transfer to the Transaction Expenses Fund up to $500,000 of amounts otherwise due to be distributed to the Escrow Participants from the Warranty Fund or the Working Capital Adjustment Fund. The Escrow Agent shall disburse any remaining balance (including earnings thereon) in the Transaction Expenses Fund to the Escrow Participants at such time or times as may be determined by the Stockholder Representative.

          (h) $3,000,000 of the Escrow Fund, together with earnings thereon (the "Working Capital Adjustment Fund"), shall be available to pay to the Surviving Corporation any Working Capital Deficiency pursuant to Section 9.1(d). Upon receipt by the Escrow Agent of instructions from the Stockholder Representative, the Escrow Agent shall pay any Working Capital Deficiency to the Surviving Corporation out of the Working Capital Adjustment Fund and upon final determination of the Adjusted Closing Working Capital shall, subject to the provisions of Section 9.3(g), disburse any remaining balance (including earnings thereon) to the Escrow Participants.

          (i)  [Intentionally Omitted]

          (j) $6,000,000 of the Escrow Fund together with the earnings thereon (the "Retained Liability Fund") shall be available to pay Ramco Clean-up Costs and Specified Litigation Losses (as defined below). Of this amount, $5,000,000 together with the earnings thereon (the "Ramco Sub-Account"), shall be available solely to pay Ramco Clean-Up Costs; $750,000 together with the earnings thereon (the "Dinsmoor Sub-Account") shall be available primarily to pay Specified Litigation Losses relating to the Dinsmoor Proceeding; and $250,000 together with the earnings thereon (the "Sharma Sub-Account") shall be available primarily to pay Specified Litigation Losses relating to the Sharma Proceeding.

          (i) Dinsmoor and Sharma. The Stockholder Representative shall defend the Dinsmoor and Sharma Proceedings under the following terms.

                 (A)  As used in this Section 9.3(j)(i),

                      "Final Resolution" of a Proceeding shall mean the issuance of a final judgment in such Proceeding from which no further appeal is permitted or for which the time to appeal has expired, or the effectiveness of a final settlement of such Proceeding.

                      "Plan" shall mean the AXIA Incorporated Salaried Employees' Retirement Plan.

                      "Specified Litigation Losses" shall mean all judgments, awards, amounts paid in settlement, fines, penalties and court costs incurred by or imposed upon the Company in connection with the Proceedings in Maryann Dinsmoor vs. AXIA Incorporated ("Dinsmoor") and in Sharma v. Ames Taping Tool Systems, Inc. ("Sharma"), together with the out-of-pocket fees and expenses (such as, without limitation, attorneys' fees and expert witness fees) of the Company in investigating and defending such claims.

                 (B) Both the Dinsmoor Sub-Account and the Sharma Sub-Account (collectively, the "Specified Litigation Sub-Accounts") shall be available to pay the Specified Litigation Losses with respect to the Dinsmoor Proceeding and the Sharma Proceeding. However, Specified Litigation Losses with respect to the Dinsmoor Proceeding shall be charged first to the Dinsmoor Sub-Account until exhausted and only then to the Sharma Sub-Account; and Specified Litigation Losses with respect to the Sharma Proceeding shall be charged first to the Sharma Sub-Account until exhausted and only then to the Dinsmoor Sub-Account.

                 (C) The Surviving Corporation shall cooperate in all reasonable respects in the defense of such Proceedings, including making available all personnel and records required for such defense at no cost to the Stockholders subject to reimbursement from the Specified Litigation Sub-Accounts for its direct out-of-pocket costs. If counsel has been designated prior to the Closing Date to defend the Company and (in the case of the Dinsmoor Proceeding) the Plan, such counsel shall continue as the designated counsel of the Stockholder Representative unless and until the Stockholder Representative shall elect to substitute other counsel (which other counsel shall be reasonably acceptable to the Surviving Corporation). If no counsel has been designated, the Stockholder Representative shall designate counsel to defend such Proceedings (which other counsel shall be reasonably acceptable to the Surviving Corporation). Such counsel (whether initially designated by the Company or the Stockholder Representative) shall be under the direction and control of the Stockholder Representative following the Effective Time.

                 (D) Prior to the Effective Time, the fees and disbursements of counsel and other litigation expenses (including the cost of investigators, experts and expert witnesses) incurred by the Company in investigating and defending such Proceedings and their underlying claims shall be borne by the Company (it being understood that to the extent such expenses are accrued and unpaid as of the Effective Time, they will be accrued as current liabilities on the Closing Date and taken into account in computing Adjusted Closing Working Capital). All such costs accrued after the Effective Time shall be paid from the Specified Litigation Sub-Accounts.

                 (E) The Stockholder Representative shall be entitled (but shall have no obligation) to compromise or settle each such Proceeding for such amount, within the limits of the funds then available in the Specified Litigation Sub-Accounts (after taking into account any unpaid Specified Litigation Losses), as it determines provided that the sole or primary relief provided is monetary damages paid in full from the Specified Litigation Sub-Accounts and any non-monetary relief would not interfere with or impose more than de minimis costs on the operation of the business of the Company or prejudice its position in other pending or threatened Proceedings. For any compromise or settlement incorporating any other relief, the consent of the Surviving Corporation shall be required (which shall not be unreasonably withheld or delayed). The Stockholder Representative shall direct the Escrow Agent to pay the full amount of any judgment, award, compromise or settlement paid from the Specified Litigation Sub-Accounts, up to the balance therein, but no recourse shall be had against the Stockholders or any other Sub-Account or Fund within the Escrow Fund should a judgment or award exceed the balance in the Specified Litigation Sub-Accounts. Notwithstanding the above, if pursuant to any judgment, award, compromise or settlement MaryAnn Dinsmoor is determined to be entitled to additional pension benefits under the Plan, such benefits shall be paid from the pension trust for the Plan and not from the Specified Litigation Sub-Accounts; but any fines or penalties to which the Plan may be subject by virtue of noncompliance with ERISA shall be paid from the Specified Litigation Sub-Accounts.

                 (F) Upon Final Resolution of the Dinsmoor Proceeding, the Escrow Agent shall disburse to the Escrow Participants the balance in the Dinsmoor Sub-Account less any amount due to the Dinsmoor plaintiff and less all remaining unpaid Specified Litigation Losses with respect to the Dinsmoor Proceeding. Upon Final Resolution of the Sharma Proceeding, the Escrow Agent shall disburse to the Escrow Participants the balance in the Sharma Sub-Account less any amount due to the Sharma plaintiff and less all remaining unpaid Specified Litigation Losses with respect to the Sharma Proceeding.

                 (G) Should the Specified Litigation Sub-Accounts be exhausted prior to Final Resolution of both the Dinsmoor and Sharma Proceedings, full direction and control of the investigation and defense of the remaining Proceeding or Proceedings shall immediately revert to the Surviving Corporation, which shall have full power to continue, compromise or settle such Proceeding or Proceedings in its sole discretion. The Stockholder Representative shall then have no further right or interest with respect to such Proceeding or Proceedings, but shall cooperate with the Surviving Corporation in all reasonable respects (subject to reimbursement for its direct out-of-pocket expenses) in the defense thereof if so requested by the Surviving Corporation.

                 (H) Notwithstanding the foregoing provisions of this Section 9.3(j): if there has been a Final Resolution of the Dinsmoor Proceeding prior to the Effective Time, the initial Escrow Fund shall be reduced by $750,000 and only the Sharma Sub-Account shall be funded; if there has been a Final Resolution of the Sharma Proceeding prior to the Effective Time, the initial Escrow Fund shall be reduced by $250,000 and only the Dinsmoor Sub-Account shall be funded; and if there has been a Final Resolution of both the Dinsmoor Proceeding and the Sharma Proceeding prior to the Effective Time, the initial Escrow Fund shall be reduced by $1,000,000 and no Specified Litigation Sub-Account shall be funded.

          (ii) Ramco. All Ramco Clean-up Costs shall be paid from the Ramco Sub-Account, up to the balance therein, under the terms set forth below.

                 (A)  As used in this Section 9.3(j)(ii),

                      "Addendum" shall mean the Addendum (Private) to the Allied/Axia Settlement Agreement.

                      "Allied/Axia Settlement Agreement" shall mean the Settlement Agreement dated June 19, 1997 between AXIA and AlliedSignal, including the Addendum.

                      "AlliedSignal" shall mean AlliedSignal, Inc.

                      "Alltift Site" shall mean, the location in Buffalo, New York listed as Site No. 9-15-054 on the New York State Registry of Inactive Hazardous Waste Disposal Sites.

                      "DEC" shall mean the New York State Department of Environmental Conservation.

                      "Ramco Clean-Up Costs" shall mean (1) all amounts payable after the date hereof by AXIA pursuant to the Allied/Axia Settlement Agreement, and (2) any fines, judgments, penalties, costs, payments and Damages of every type and nature incurred or payable by the Company which arise from or in connection with (a) the presence, release, migration, containment, excavation, drainage, stabilization, treatment, storage, remediation, removal, disposal, investigation, analysis, management or monitoring of Hazardous Materials or other pollutants or contaminants at or originating from the Ramco Pond Site, (b) the restoration of wetlands and other remediation and post-remediation activities at or related to the Ramco Pond Site, (c) the investigation, containment, control, presence, release, remediation, removal or disposal of radioactive materials originating at the Ramco Manufacturing Site, or (d) any contact with or exposure to the Hazardous Materials, pollutants or contaminants, including radioactive materials, referred to in clauses (a) and
(c) of this definition.

                 "Ramco Site" shall mean, the location in Buffalo, New York previously listed as Site No. 9-15-046 on the New York State Registry of Inactive Hazardous Waste Disposal Sites, and now listed as (i) Site No. 9-15-046A on the New York State Registry of Inactive Hazardous Waste Disposal Sites (the "Ramco Manufacturing Site") and (ii) Site No. 9-15-046B on the New York State Registry of Inactive Hazardous Waste Disposal Sites (the "Ramco Pond Site").

             (B) It is currently expected that remediation of the Ramco Pond Site will be carried out by AlliedSignal in accordance with the Allied/Axia Settlement Agreement and that remediation of nuclear contamination at the Ramco Manufacturing Site will be carried out by the United States Department of Energy under the FUSRAP program. Should either AlliedSignal or the Department of Energy not undertake such remediation, an alternative remediation program will be implemented under the direction and control of the Stockholder Representative; provided, however, that the Stockholder Representative shall consult with the Surviving Corporation and afford the Surviving Corporation the right and opportunity to participate at its own expense in discussions and negotiations with any Governmental Body or other third party concerning the design and implementation of any such remediation program. The costs of such remediation which would otherwise be borne by the Company, together with the costs of any other Ramco Clean-Up Costs for which the Company would be liable, will be borne by the Ramco Sub-Account to the extent available in accordance with this Section 9.3(j)(ii). Notwithstanding the foregoing, the Stockholder Representative may not make any commitment with respect to the design or implementation of any alternative remediation program without the consent of the Surviving Corporation, which consent shall not be unreasonably withheld, but no such consent will be required if there are sufficient funds available in the Ramco Sub-Account (after taking into account any other unpaid Ramco Clean-Up Costs) to pay the full cost thereof.

             (C) The Surviving Corporation shall give written notice to the Stockholder Representative of each claim for Ramco Clean-Up Costs received from any Governmental Body or other third party (including any other potentially responsible party), including further claims or correspondence received after the Effective Time with regard to outstanding claims or Proceedings, describing such claim in detail and providing all documentation in its possession with respect thereto. The Stockholder Representative shall have sole control over all investigation, response and/or litigation with respect to claims for Ramco Clean-Up Costs; provided, however, that (i) the Stockholder Representative shall consult with the Surviving Corporation, including providing copies of relevant documentation, reasonably in advance of any substantive communications or meetings with any Governmental Body or third party as to the status of and proposals for response to such claims, (ii) the Stockholder Representative shall afford the Surviving Corporation the right and opportunity to participate at its own expense in discussions and negotiations with any Governmental Body or other third party, and (iii) the Stockholder Representative may not make any agreement or settlement with respect to such claim for Ramco Clean-Up Costs without the consent of the Surviving Corporation, which consent shall not be unreasonably withheld provided that if the sole or primary relief provided is monetary damages paid in full from the Ramco Sub-Account and any non-monetary relief would not prejudice the position of the Company in other pending or threatened Proceedings, no consent of the Surviving Corporation shall be required.

          (D) The Surviving Corporation shall cooperate in all reasonable respects in the response to claims for Ramco Clean-Up Costs, including making available all personnel and records required for such response at no cost to the Stockholders, subject to reimbursement from the Ramco Sub-Account for its direct out-of-pocket costs. All fees and disbursements of consultants, counsel, investigators, experts and expert witnesses incurred by the Stockholder Representative after the Effective Time in investigating and responding to claims for Ramco Clean-Up Costs shall be paid from the Ramco Sub-Account. If counsel or consultants have been designated prior to the Closing Date to represent the Company with respect to a claim for Ramco Clean-Up Costs, such counsel or consultants shall continue as the designated counsel of or consultants to the Stockholder Representative unless and until the Stockholder Representative shall elect to substitute other counsel or consultants (which other counsel or consultants shall be reasonably acceptable to the Surviving Corporation). If no counsel have been so designated, the Stockholder Representative shall designate counsel to represent the Surviving Corporation with respect to such claim for Ramco Clean-Up Costs (which other counsel shall be reasonably acceptable to the Surviving Corporation). Such counsel (whether initially designated by the Company or the Stockholder Representative) shall be under the direction and control of the Stockholder Representative following the Effective Time.

          (E) As and when payments are due to claimants, consultants, counsel or other Persons with respect to Ramco Clean-Up Costs pursuant to this Section 9.3(j)(ii), whether upon final resolution (whether by settlement, binding arbitration, final adjudication or otherwise) of a claim or in connection with any site remediation program, the Stockholder Representative shall instruct the Escrow Agent to disburse from the Ramco Sub-Account the amount so due to the Persons entitled thereto. Neither the Surviving Corporation nor the Company shall be entitled without the consent of the Stockholder Representative to any reimbursement from the Ramco Sub-Account with respect to Ramco Clean-Up Costs incurred or expended (whether before or after the Effective Time) directly by either of them (as opposed to a disbursement from the Ramco Sub-Account to satisfy a liability of the Company or the Surviving Corporation to a Governmental Body or other third party resulting from actions taken or events occurring prior to the Effective Time); provided that nothing in this sentence shall in any way impair the obligation of the Stockholder Representative to fund Ramco Clean-Up Costs which would otherwise constitute a liability of the Surviving Corporation or the Company from available funds in the Ramco Sub-Account.

          (F) Promptly after the earlier to occur of (1) approval by the DEC of the Remedial Design contemplated by the Record of Decision dated March 21, 1996 for the Ramco Pond Site and the Record of Decision dated March 27, 1995 for the Alltift Site, and the expiration of thirty (30) days during which AlliedSignal does not elect to opt out of the remedial action therein specified, and (2) confirmation by the DEC that remedial activities at the Ramco Pond Site have been completed in accordance with and to the extent required under the then-applicable Record of Decision (the date of such earlier occurrence being the "Early Release Date"), the Escrow Agent shall disburse from the Ramco Sub-Account to the Escrow Participants the balance in the Ramco Sub-Account less the sum of (a) any Ramco Clean-Up Costs pending or unpaid as of the Early Release Date, (b) (with respect to an Early Release Date under clause (1) only) the Excess Cost Holdback, if any, described in Section 9.3(j)(ii)(G), and (c) the Radioactive Material Clean-Up Holdback, if any, described in Section 9.3(j)(ii)(H). Promptly after final resolution and payment of any pending or unpaid Ramco Clean-Up Costs referred to in clause (a) of the preceding sentence, any remaining balance of the amounts withheld for such claims shall be distributed to the Escrow Participants.

          (G) If as of the Early Release Date described in Section 9.3(j)(ii)(F), AlliedSignal has not yet completed sediment/soil removal or has completed sediment/soil removal and requested an additional payment under the Addendum which has not yet been paid, an amount equal to the lesser of (1) $120,000 plus the net Escrow Fund earnings on $120,000 (after deduction of the amount distributable pursuant to Section 9.3(l)) from the Effective Time to the Early Release Date, and (2) the amount requested by Allied-Signal which remains unpaid (the "Excess Cost Holdback") shall be retained in the Ramco Sub-Account. Under any other circumstances, no Excess Cost Holdback shall be retained. The Excess Cost Holdback shall remain available solely for payment of amounts due to AlliedSignal under the Addendum. The Excess Cost Holdback less any amount paid to AlliedSignal under the Addendum shall be distributed to the Escrow Participants promptly following resolution of any claim of AlliedSignal under the Addendum or confirmation by AlliedSignal that no such claim will be made, or at such other time as no further claim for payment under the Addendum may be made.

          (H) If as of the Early Release Date the Surviving Corporation has not received (ii) a copy of a certification from the Nuclear Regulatory Commission (which need not be addressed to the Surviving Corporation) for release for restricted or unrestricted use of the Ramco Manufacturing Site, or (ii) other evidence to the effect that any remedial activities with respect to radioactive contamination at the Ramco Manufacturing Site have been completed or are no longer required, $80,000 (the "Radioactive Material Clean-Up Holdback") shall be retained in the Ramco Sub-Account. Under any other circumstances, no Radioactive Material Clean-Up Holdback shall be retained. The Radioactive Material Clean-Up Holdback shall remain available solely for payment of Ramco Clean-Up Costs relating to radioactive materials at the Ramco Manufacturing Site, or claims by third parties arising out of any contact with or exposure to such radioactive materials. Promptly following receipt by the Surviving Corporation of the copy of the certification referred to in clause (i) above or the other evidence referred to in clause

(ii) above, the Radioactive Material Clean-Up Holdback less any amount paid to any Person for the purposes set forth in the preceding sentence shall be distributed to the Escrow Participants.

          (I) If the Early Release Date has not occurred by the third anniversary of the Effective Time (the "Scheduled Release Date"), or the Early Release Date has occurred but an Excess Cost Holdback or Radioactive Material Clean-Up Holdback remains in the Ramco Sub-Account, the Stockholder Representative and the Surviving Corporation shall on or prior to the Scheduled Release Date meet to determine the Final Ramco Cost Disbursement in accordance with this clause (I). As used herein, the "Final Ramco Cost Disbursement" shall mean the sum of (i) the amount of all claims for Ramco Clean-Up Costs (including site remediation costs) which have been finally resolved or authorized but not yet paid from the Ramco Sub-Account as of the Scheduled Release Date, plus (ii) the total amount of all additional Ramco Clean-Up Costs reasonably expected to be incurred by the Surviving Corporation or the Company (including amounts which remain payable under the Addendum or for which a Radioactive Material Clean-Up Holdback has been or may be retained). Within 20 days prior to the Scheduled Release Date, the Surviving Corporation shall deliver to the Stockholder Representative its good-faith estimate of the Final Ramco Cost Disbursement. Unless the Stockholder Representative, within 20 days after receipt of such estimate, delivers to the Surviving Corporation a written notice objecting thereto and specifying the basis for such objection and the amount in dispute ("Notice of Disbursement Objection"), such estimated Final Ramco Cost Disbursement shall be considered accepted and binding upon the Surviving Corporation and the Stockholder Representative as the Final Ramco Cost Disbursement for purposes hereof. If within 20 days after the receipt of such estimate the Stockholder Representative delivers a Notice of Disbursement Objection to the Surviving Corporation, the Stockholder Representative and the Surviving Corporation shall negotiate in good faith with a view to resolving any difference. If such negotiations fail to resolve all disputed items within 15 days after Notice of Disbursement Objection was first given by the Stockholder Representative, the remaining disputed items shall be submitted to an environmental consulting firm or environmental attorney (as appropriate, in light of the issues to be resolved) mutually acceptable to the Stockholder Representative and the Surviving Corporation ("Environmental Arbitrator") for final resolution. If the parties cannot agree upon a mutually acceptable Environmental Arbitrator, one shall be selected by the CPR Institute for Dispute Resolution. After affording each of the Stockholder Representative and its representatives and the Surviving Corporation and its representatives the opportunity to present their positions as to the disputed items (which opportunity shall not extend for more than 30 days), the Environmental Arbitrator shall resolve all disputed items in writing. Such resolution shall be final and binding upon the parties and shall be reflected in any necessary revisions to the estimated Final Ramco Cost Disbursement. The fees, costs and expenses of the Environmental Arbitrator in connection with any such determination shall be apportioned between the Surviving Corporation and the Stockholder Representative by the Environmental Arbitrator based upon the inverse proportion of the disputed amounts resolved in favor of such party (i.e, so that the prevailing party bears a lesser amount of such fees, costs and expenses). Within five Business Days after determination of the Final Ramco Cost Disbursement (whether by mutual agreement or determination of the Environmental Arbitrator), the Stockholder Representative and the Surviving

Corporation shall mutually instruct the Escrow Agent to disburse to the Surviving Corporation the amount of the Final Ramco Cost Disbursement and to disburse the balance in the Ramco Sub-Account to the Escrow Participants.

          (J) Upon final disbursement of the Ramco Sub-Account to the Escrow Participants, or at such earlier date as the Ramco Sub-Account becomes exhausted, full direction and control of all matters relating to the Ramco Site, including site remediation and the defense of claims, and full responsibility for the payment of Ramco Clean-Up Costs shall immediately revert to the Surviving Corporation, which shall have full power and discretion with respect to investigation, response and/or defense concerning such matters. The Stockholder Representative shall then have no further right or interest with respect to the Ramco Site or Ramco Clean-Up Costs, but shall cooperate with the Surviving Corporation in all reasonable respects (subject to reimbursement for its direct out-of-pocket expenses) in the investigation, response and/or defense with respect thereto if so requested by the Surviving Corporation.

          (K) In the event AlliedSignal has not committed itself to the DEC to implement the Records of Decision for the Ramco Pond Site and Alltift Site on or prior to September 18, 1998, at the request of the Stockholder Representative the Company shall enter into an extension or modification of the Allied/Axia Settlement Agreement in form reasonably acceptable to the Surviving Corporation, unless in the reasonable judgment of the Surviving Corporation the direct out-of-pocket costs incurred by it in connection therewith would not be recovered from the Ramco Sub-Account. Should any such extension or modification increase the costs to the Company under the Allied/Axia Settlement Agreement, such costs shall be borne by the Ramco Sub-Account in accordance with the terms of this
Section 9.3(j). In the event the Allied/Axia Settlement Agreement is terminated pursuant to its terms, the Surviving Corporation shall promptly upon receipt from AlliedSignal remit to the Escrow Participants the $520,000 plus interest thereon returned to the Company by AlliedSignal. The Surviving Corporation shall use reasonable commercial efforts to ensure prompt repayment of such amount by AlliedSignal.

          (L) The Surviving Corporation shall cooperate in all reasonable respects with the Stockholder Representative in the pursuit of claims for contribution for Ramco Clean-Up Costs against the Persons identified on Schedule 9.3(j), including making available all personnel and records required to pursue such claims at no cost to the Stockholders, and providing such powers of attorney and assignments as the Stockholder Representative may reasonably request subject to reimbursement from the Ramco Sub-Account for its direct out-of-pocket costs. The Stockholder Representative shall have full power to compromise and settle such claims under such terms as it, in its sole discretion, deems advisable without the consent of the Surviving Corporation, provided that no relief is to issue from the Surviving Corporation other than a general release of the defendants, which release the Surviving Corporation shall issue at the request of the Stockholder Representative. For any compromise or settlement incorporating any other relief, the consent of the Surviving Corporation shall be required (which shall not be unreasonably withheld or delayed). The Surviving Corporation shall promptly distribute to the Escrow Participants any amounts received from the Persons designated on Schedule 9.3(j) resulting from claims for Ramco Clean-Up Costs. In the event the Surviving Corporation or the Company should hereafter pursue claims for contribution for Ramco Clean-Up Costs from other Persons, the Escrow Participants shall have no right or claim to amounts recovered from such Persons, all of which may be retained or used by the Surviving Corporation or any of its Affiliates without restriction.

             (iii) Distributions. All distributions to the Escrow Participants pursuant to this Section 9.3(j) shall be made in accordance with the instructions of the Stockholder Representative.

             (iv) General. The provisions of this Section 9.3(j) define the sole obligations and liabilities of the Stockholders with respect to the Ramco Clean-Up Costs and Specified Litigation Losses. No recourse shall be had against the Stockholders or any other Sub-Account or Fund within the Escrow Fund should the Specified Litigation Losses exceed the available balances in the Dinsmoor Sub-Account and Sharma Sub-Account or the Ramco Clean-up Costs exceed the balance in the Ramco Sub-Account. No recourse shall be had against the Escrow Participants for any funds distributed to them from any Sub-Account or Fund within the Escrow Fund once such distribution has been made. None of the Ramco Sub-Account, the Dinsmoor Sub-Account or the Sharma Sub-Account shall be available for any purpose other than as set forth in this Section 9.3(j).

          (k)  All distributions to Escrow Participants pursuant to this Section
9.3 shall be allocated to the Escrow Participants pro rata based upon the number of Units held by each.

          (l) For purposes of federal and other taxes based on income, the Escrow Participants will be treated as the owners of the Escrow Fund, severally in proportion to the number of Units held by each. The Escrow Agent will report all income, if any, that is earned on, or derived from, the Escrow Fund as income of the Escrow Participants in the taxable year or years in which such income is properly includible and shall prepare and distribute to the Escrow Participants Forms 1099 or equivalent tax reporting forms reflecting such income. No later than March 15 of each year, the Escrow Agent shall distribute to each Escrow Participant an amount equal to 42% of the income shown for such Participant on the applicable Form 1099 for the preceding taxable year.

          9.4 Remedy Exclusive. In the absence of fraud, claims against the Escrow Fund in accordance with Section 9.3 shall be the exclusive remedy of Acquisition, the Surviving Corporation and their respective Affiliates for any losses, liabilities, claims or damages arising out of this Agreement following the Effective Time and no Stockholder or former Stockholder or Affiliate thereof shall have any liability with respect to such losses, liabilities, claims or damages nor shall any such Stockholder or former Stockholder or their Affiliates be subject to any claim with respect thereto (other, in each case, than permitted claims against its interest in the Escrow Fund). No claims may be made by Acquisition, the Surviving Corporation or their respective

Affiliates against any funds in the Transaction Expenses Fund or against any other funds distributed to the Stockholders from the Escrow Fund following their distribution.


                                   ARTICLE X
                                  TERMINATION

          10.1 Termination Procedures. This Agreement may be terminated before the Effective Time only as follows:

          (i)    by written agreement of Holdings and Acquisition at any time;

          (ii) by Holdings or Acquisition at any time after August 31, 1998 if the Effective Time has not occurred by that date;

          (iii) by Acquisition, by notice to Holdings at any time, if satisfaction of any of the conditions specified in Article VIII becomes impossible and such condition has not been waived by Acquisition;

          (iv) by Holdings, by notice to Acquisition at any time, if satisfaction of any of the conditions specified in Article VII becomes impossible and such condition has not been waived by Holdings; or

          (v) by Holdings, if the Commitment Letter or the Highly Confident Letter referred to in Section 5.6 is withdrawn or otherwise ceases to be effective on the terms in effect as of the date of this Agreement (or if such terms are modified, on terms which Acquisition certifies to Holdings are acceptable to Acquisition), unless within seven (7) Business Days following the withdrawal or expiration of either the Commitment Letter or Highly Confident Letter Acquisition shall have furnished Holdings with an effective substitute Commitment Letter or Highly Confident Letter, as applicable, which Acquisition certifies is acceptable to it, provides sufficient substitute funding necessary to meet the criteria set forth in Section 5.6 and contains conditions which Acquisition reasonably believes will be achieved.

          10.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 10.1, this Agreement shall terminate without any liability or further obligation of any party to another, except for the obligations of Holdings and Acquisition under Sections 6.6(b) and 11.2, which obligations shall survive termination.

                                  ARTICLE XI
                           MISCELLANEOUS AND GENERAL


          11.1 Stockholder Representative. Holdings hereby designates Cortec Capital Corp. as Stockholder Representative (the "Stockholder Representative"), to represent the Stockholders following the Effective Time in all matters relating to this Agreement and the Merger. The Stockholder Representative shall have the following powers and duties: (i) to serve as Escrow Representative under the Escrow Agreement and, in such capacity, take such actions and to incur such costs and expenses as the Stockholder Representative, in its sole discretion, deems necessary or advisable to safeguard the interests of the Escrow Participants in the Escrow Fund, including, but not limited to, joining with the Surviving Corporation in giving instructions to the Escrow Agent pursuant to Section 9.3, contesting any claim by the Surviving Corporation for Damages or Tax Claims, defending or settling the Dinsmoor and Sharma Proceedings, responding to Ramco Clean-Up Costs and commencing or defending litigation with Acquisition and settling any such claim or litigation; (ii) to employ accountants, attorneys and such other agents as the Stockholder Representative may deem advisable and to pay from the Transaction Expenses Fund of the Escrow Fund, reasonable compensation for their services; (iii) to maintain a register of the Escrow Participants; and (iv) to take all actions which the Stockholder Representative deems necessary or advisable in order to carry out the foregoing. The Stockholder Representative shall serve without compensation, but shall be entitled to reimbursement from the Transaction Expenses Fund for its out-of-pocket expenses. No Escrow Participant shall be liable without such Escrow Participant's prior agreement to reimburse the Stockholder Representative for any costs or expenses not drawn from the Escrow Fund. The Stockholder Representative shall not be liable to any Escrow Participant for the performance of any act or failure to act so long as it acted or failed to act in good faith within what it reasonably believed to be the scope of its authority and for a purpose which it reasonably believed to be in the best interests of the Escrow Participants. The Stockholder Representative shall be entitled to indemnity from and against any and all Damages which may at any time be imposed on, incurred by or asserted against the Stockholder Representative in any way relating to or arising out of this Agreement or any related agreement or instrument or any action taken or omitted to be taken by the Stockholder Representative under or in connection therewith, unless such Damages resulted solely from the gross negligence or willful misconduct of the Stockholder Representative; provided that such indemnity shall be paid exclusively from funds available in the Transaction Expenses Fund. In the event that an action or proceeding with respect to which the Stockholder Representative is entitled to indemnification hereunder should be commenced or threatened against the Stockholder Representative, the Stockholder Representative shall be entitled to draw from the Transaction Expenses Fund, as and when incurred by it, all expenses reasonably incurred in connection with the investigation and defense thereof, provided that the Stockholder Representative shall repay the Transaction Expenses Fund any expenses so advanced to the extent it is ultimately determined, by final judgment of a court of competent jurisdiction, that the Stockholder Representative is not entitled to indemnification hereunder. The Escrow Participants may at any time, by majority vote (one vote for each Unit), remove or replace the Stockholder

Representative. No change in the Stockholder Representative shall be effective as against Acquisition or the Surviving Corporation until it has received notice thereof.

          11.2 Payment of Expenses. Except as otherwise provided herein, whether or not the Merger shall be consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the Merger.

          11.3 Modification and Amendment. Subject to applicable law, at any time prior to the Closing, the parties may modify or amend this Agreement, by written agreement of the parties.

          11.4 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

          11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to any conflict of laws provisions thereof.

          11.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered by hand, (b) transmitted by telecopier, provided that a copy is sent at about the same time by registered mail, return receipt requested, or (c) received by the addressee, if sent by Express Mail, Federal Express or other express delivery service to the addressee at the following addresses or telecopier numbers (or to such other addresses, telex number or telecopier number as a party may specify by notice given to the other party pursuant to this provision):

If to Acquisition, or to the Surviving Corporation after the Effective Time to:

Susan O. Rheney
c/o The Sterling Group, Inc.
8 Greenway Plaza, Suite 702
Houston, Texas 77046
Attention:  Susan O. Rheney
Telecopy No.:  (713) 877-1824


With a copy to:


Bracewell & Patterson, L.L.P.
711 Louisiana Street, Suite 2900

Houston, Texas 77002
Attention:  John L. Bland, Esq.
Telecopy No.:  (713) 221-1212


If to Holdings prior to the Effective Time, to:

Axia Holdings Corp.
c/o Cortec Capital Corp.
200 Park Avenue
New York, New York  10166
Attention:  R. Scott Schafler
Telecopier No.:  (212) 682-4195

with copies to:

Bachner, Tally, Polevoy & Misher, LLP
380 Madison Avenue
New York, New York 10017
Attention:  Roger E. Berg, Esq.
Telecopier No.: (212) 682-5729

AXIA Incorporated
100 West 22nd Street
Suite 134
Lombard, Illinois  60148
Attention: President
Telecopier No.: (630) 629-3361

If to the Stockholder Representative, to:

Cortec Capital Corp.
200 Park Avenue
New York, New York  10166
Attention:  R. Scott Schafler
Telecopier No.:  (212) 682-4195

With copy to:

Bachner, Tally, Polevoy & Misher, LLP
380 Madison Avenue
New York, New York 10017


Attention:  Roger E. Berg, Esq.

Telecopier No.: (212) 682-5729

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

          11.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents, certificates and instruments referred to herein, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, between the parties, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in full force and effect until the Effective Time. Neither party makes, and each party hereby expressly disclaims reliance upon, any representations or warranties with respect to the Merger and other transactions contemplated hereby other than those set forth herein. Without limiting the generality of the foregoing, Holdings hereby disclaims any representation or warranty with respect to, and Acquisition hereby affirms that it has not relied upon any information contained in the Private Offering Memorandum with respect to Holdings and the Company prepared by BHC or any data heretofore provided to Acquisition, whether in writing or orally, in separate presentations or memoranda of BHC, Holdings, the Company or any representative of either thereof.

          11.8 Assignments. This Agreement may not be assigned, directly or indirectly, by operation of law or otherwise, by any party without the prior written consent of the other party; provided, however, that at and after the Closing Date (a) Acquisition or the Surviving Corporation or any of their assigns may assign, convey, transfer or otherwise dispose of all or any portion of its interest in, or its rights and obligations under, this Agreement and the other documents and instruments executed and delivered in connection herewith to any direct or indirect wholly-owned subsidiary of the Surviving Corporation or to any subsequent purchaser of New Holdings, the Surviving Corporation or the Company or any of their assets, and (b) the Surviving Corporation (or any such subsidiary or subsequent purchaser) may assign, convey, transfer or otherwise dispose of all or any portion of its interest in, or its rights and obligations under, this Agreement and such other documents and instruments to any financial institution financing or refinancing the transaction contemplated hereby or otherwise extending credit to the Surviving Corporation or any of its Affiliates or any such subsequent purchaser or its Affiliates; and provided further, that upon the foreclosure, sale in lieu of foreclosure, deed in lieu of foreclosure, or deed of the assets of the Surviving Corporation or the Company or any such subsequent purchaser or its Affiliates; or a substantial portion thereof by or to any such financial institution, any of its Affiliates, or any other Person, the representations, warranties and covenants of Holdings contained herein and in such other documents and instruments shall (subject to the provisions of Section 9.3) inure to the benefit of and shall be enforceable by such financial institution, Affiliate or other Person. Any assignment, conveyance, transfer or other disposition made or attempted in violation of this Section 11.9 shall be void and of no effect.

          11.9 Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to Sections, Schedules and Exhibits are to sections, schedules and exhibits to this Agreement, unless otherwise indicated.

          11.10 Further Assurances. From time to time, as and when requested by any party, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the Merger by this Agreement.

          11.11 Benefits. Nothing contained in this Agreement, express or implied, is intended to confer upon any Person other than the parties to it and the Surviving Corporation and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Upon termination of this Agreement pursuant to Article X, no stockholder, employee, officer, director, promoter, consultant, representative or manager of any party hereto or any of their respective Affiliates shall have any liability hereunder, except that Acquisition shall cause such Persons to comply with all obligations under
Section 6.6(b) which by their terms remain in effect.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of Acquisition and Holdings, on the date first hereinabove written.

                    AXIA ACQUISITION CORP.



                    By:  /S/ Susan O. Rheney
                         --------------------------------------
                             Name:  Susan O. Rheney
                             Title: President

                    AXIA HOLDINGS CORP.



                    By:  /S/ Dennis Sheehan
                         ---------------------------------------
                             Name:  Dennis Sheehan
                             Title: President



                    CORTEC CAPITAL CORP.
                      as Stockholder Representative



                    By:  /S/ R. Scott Schafler
                         ----------------------------------------
                             Name:  R. Scott Schafler
                             Title: President

                                  SCHEDULE X
                 ACCOUNTING PRINCIPLES: METHOD FOR CALCULATING
                                   ADJUSTED
                                WORKING CAPITAL



For purposes of this Agreement, the Adjusted Working Capital shall be calculated as of the close of business on the specified date (Preliminary Adjustment Date or Closing Date) and shall be (a) the sum of: (i) cash and marketable securities, (ii) trade accounts and notes receivable properly classified as current assets under GAAP (minus reserves therefor) (iii) inventories and (iv) prepaid and other current assets, minus (b) the sum of: (x) accounts payable,
(y) Holdings Transaction Expenses (to the extent not paid or released at Closing), and (z) other accrued current liabilities of Holdings and the Company, other than AXIA Indebtedness; all as determined in accordance with GAAP, subject to the following exceptions or clarifications:

     1. The value of the inventories shall be determined in accordance with GAAP on a basis consistent with the historical practices and methodology of the Company;

     2.   Excluded Assets shall be excluded as assets.

     3. Any Prepayment Expenses with respect to capital leases which are terminated at any time between the Effective Time and the preparation of the Closing Balance Sheet shall be included as current liabilities.

     4. "Deferred Income Tax Assets" and "Deferred Income Tax Liabilities" established for GAAP purposes and recorded as such on the balance sheet as of the Preliminary Adjustment Date or the Closing Date Balance Sheet shall be excluded. However, in computing Tax assets and Tax liabilities the following shall apply: Assets and liabilities shall include accrued Tax assets and liabilities other than Income Tax assets and liabilities on the basis described in Section 6.3(b)(iii). Assets and liabilities shall include accrued Income Tax assets and liabilities for all taxable periods ending prior to the Closing Date, taxable periods ending as of the close of business on the Closing Date, and taxable periods ending after the Closing Date which include the Closing Date. For taxable periods (i) which end on the Closing Date and (ii) which do not end on but include the Closing Date, Income Tax assets and liabilities shall be determined based upon applicable Income Tax accounting rules and on the basis described in Sections 6.3(a)(iii) and (b)(v). Income Tax assets and liabilities shall exclude any amounts for expected refunds arising from Tax loss or Tax credit carrybacks or carryforwards but shall include estimated Tax payments and credits for prior overpayments.

     5. Accrued liabilities shall exclude accrued interest to the extent included in AXIA Indebtedness.

     6. Annual expenses based upon full-year results (e.g. incentive compensation or volume discounts) with respect to current liabilities shall be accrued on an appropriate proration basis in accordance with the Company's historical interim accounting practices. As specified in paragraph 4, liabilities for Taxes other than Income Taxes shall be accrued as expenses on the basis described in Section 6.3(b)(iii).

     7. No current liabilities shall be accrued for the Ramco Clean-Up Costs or the Specified Litigation Losses (as defined in Section 9.3(j).

     8. Employee Sale Bonuses shall be accrued as a current liability only to the extent Employee Sale Bonuses payable by the Surviving Corporation or the Company at the Closing pursuant to Section 3.1(b)(iv) or thereafter exceed the amount deducted for payment of such Employee Sale Bonuses in computing Cash Merger Consideration pursuant to Section 2.4(b)(I)(E).

     9.   In no event shall Adjusted Closing Working Capital exceed $17 million.

                                   SCHEDULE Y
                                EXCLUDED ASSETS


1.   Recovery of any amounts due AXIA from McCullough & Company.

                                                                       EXHIBIT A


                       Opinion of Counsel to Acquisition


Axia Holdings Corp.
c/o Cortec Capital Corp.
200 Park Avenue
New York, New York  10166
Attention:  R. Scott Schafler

Gentlemen:

     We have acted as counsel to AXIA Acquisition Corp., a Delaware corporation ("Acquisition") in connection with the merger (the "Merger") of Acquisition with and into Axia Holdings Corp. ("Holdings") pursuant to the Agreement and Plan of Merger dated as of June , 1998 (the "Merger Agreement") between Acquisition and Holdings. This is the opinion contemplated by Section 7.5 of the Merger Agreement. All capitalized terms used in this opinion without definition have the respective meanings given to them in the Merger Agreement.


                     [Insert assumptions and qualification]

     Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for purposes of this opinion. This opinion is limited solely to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the Federal Laws of the United States of America. With regard to matters governed by the laws of the State of Delaware (other than the General Corporation Law) we have, with your permission, assumed that such laws are the same as the laws of the State of Texas.

     Based on the foregoing, our opinion is as follows:

     1. Acquisition is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

     2. Acquisition has full corporate power and authority to own its properties and to engage in its business as presently conducted.

     3. Acquisition has the requisite corporate power and authority and has taken all corporate action, including without limitation authorization by the Board of Directors of Acquisition and approval of the Merger Agreement and the Merger by the sole stockholder of Acquisition, necessary in order to execute and deliver the Merger Agreement and the Escrow Agreement and to consummate the Merger. The Merger Agreement and the Escrow Agreement have been duly executed and delivered by Acquisition and constitute the valid and binding agreements of Acquisition, enforceable against it in accordance with their respective terms.

     4. Neither the execution and delivery of the Merger Agreement nor the Escrow Agreement nor the performance of Acquisition's obligations thereunder (a) violates any provision of the certificate of incorporation or bylaws of Acquisition, (b) breaches or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) or requires the consent or waiver of any Person (which has not been obtained) under the express provisions of any agreement or instrument to which Acquisition is a party or by which it or its property is bound and which is material to the business of Acquisition, or (c) violates any existing obligation of Acquisition under any order, writ, injunction or decree of any court or other Governmental Body to which Acquisition or its property is subject.

     5. Except for the filing and recordation of appropriate merger documents with the Delaware Secretary of State, no notices or other filings are required to be made by Acquisition with, nor are any consents, orders, registrations, declarations, approvals, permits or authorizations required to be obtained by Acquisition from, any Governmental Body in connection with the execution and delivery of the Merger Agreement and the Escrow Agreement and the consummation by Acquisition of the Merger.



                                 Very truly yours,

                                                                       EXHIBIT B

                    Opinion of Counsel to Holdings and AXIA


AXIA Acquisition Corp.
c/o The Sterling Group, Inc.
8 Greenway Plaza, Suite 702
Houston, Texas 77046
Attention:  Susan O. Rheney

Ladies and Gentlemen:

     We have acted as counsel to Axia Holdings Corp., a Delaware corporation ("Holdings") and Cortec Capital Corp. ("Cortec") in connection with the merger (the "Merger") of AXIA Acquisition Corp., a Delaware corporation ("Acquisition") with and into Holdings pursuant to the Agreement and Plan of Merger dated as of June , 1998 (the "Merger Agreement") between Acquisition and Holdings. This is the opinion contemplated by Section 8.5 of the Merger Agreement. All capitalized terms used in this opinion without definition have the respective meanings given to them in the Merger Agreement.

     In connection with this opinion, we have reviewed originals or copies of the Merger Agreement and the Escrow Agreement, certified copies of the charter documents and by-laws of Holdings, of AXIA Incorporated, a Delaware corporation wholly-owned by Holdings ("AXIA"), and of Cortec, resolutions of the Board of Directors of Holdings authorizing the transactions contemplated by the Merger Agreement and the Escrow Agreement, resolutions of the stockholders of Holdings approving the Merger Agreement and the Merger, resolutions of the Board of Directors of Cortec authorizing the transactions contemplated by the Merger Agreement and the Escrow Agreement, the certificates of public officials attached hereto and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

     As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon representations made to us by the officers of Holdings, of AXIA and of Cortec, representations by Holdings in the Merger Agreement and certificates delivered contemporaneously to us by the officers of Holdings, of AXIA and of Cortec and have assumed, without independent inquiry, the accuracy of such representations and such certificates. As to any opinion below relating to the existence, qualification or standing of Holdings and AXIA in any jurisdiction, our opinion relies entirely on and is limited by the certificates of public officials attached hereto.

     In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, the authority of all persons (other than those persons signing on behalf of Holdings or Cortec) signing each of the documents on behalf of the parties thereto, the conformity to the originals of all documents reviewed by us as copies and the authenticity and completeness of all original documents reviewed by us in original or copy form.

     Each opinion set forth below relating to the enforceability of any agreement or instrument against Holdings or Cortec is subject to the following general qualifications:

          (i) as to any instrument delivered by Holdings or Cortec, we assume that Holdings or Cortec has received the agreed-to consideration therefor;

          (ii) as to any agreement or instrument to which Holdings or Cortec is a party, we assume that such agreement or instrument is the binding obligation of each other party thereto;

          (iii) the enforceability of any obligations of Holdings or Cortec may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

          (iv) no opinion is given herein as to any contractual provision purporting to specify remedies after default or as to the availability of any specific or equitable relief of any kind; and

          (v) the enforcement of any of your rights may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for purposes of this opinion. This opinion is limited solely to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal Laws of the United States of America . With regard to matters governed by the laws of the State of Delaware (other than the General Corporation Law) we have, with your permission, assumed that such laws are the same as the laws of the State of New York.

     Based on the foregoing, our opinion is as follows:

          1. Each of Holdings and AXIA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Holdings and AXIA has full corporate power and authority to own its properties and to engage in its business as presently conducted. Cortec is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to engage in its business as presently conducted.

          2. The authorized capital stock of Holdings consists of 1,000,000 shares of Common Stock, $.01 par value per share, comprised of (i) 850,000 shares of Class A Common Stock, of which [546,400] shares are issued and outstanding, and (ii) 150,000 shares of Class B Common Stock, of which 53,173 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Holdings have been duly authorized and are validly issued, fully paid and nonassessable, and are owned of record as shown on Schedule 4.3 to the Merger Agreement, in each case free and clear of any Encumbrance recorded on the stock transfer records of Holdings other than as shown on Schedule 4.3 of the Agreement.

          3. The authorized capital stock of AXIA consists of 100 shares of Common Stock, par value $.01 per share, all of which are issued and outstanding and owned beneficially and of record by Holdings free and clear of all recorded Encumbrances.

          4. Holdings has the requisite corporate power and authority and has taken all corporate action, including without limitation authorization by the Board of Directors of Holdings and approval of the Merger Agreement and the Merger by the requisite majority of its stockholders, necessary in order to execute and deliver the Merger Agreement and to consummate the Merger. The Merger Agreement and the Escrow Agreement have been duly executed and delivered by Holdings and constitute the valid and binding agreements of Holdings enforceable against Holdings in accordance with their respective terms. The Escrow Agreement has been duly executed and delivered by Cortec and constitute the valid and binding agreement of Cortec enforceable against Cortec in accordance with its terms.

          5. Neither the execution and delivery of the Merger Agreement nor the Escrow Agreement by Holdings or Cortec nor the consummation of the Merger (a) violates the certificate of incorporation or by-laws of Holdings or Cortec, (b) breaches or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) or requires the consent or waiver of any Person (which has not been obtained) under any existing obligation of Holdings or the Company under any Material Agreement identified on Schedule 4.18 to the Merger Agreement, any Material Lease identified on Schedule 4.10 to the Merger Agreement, any Material Permit or any agreement relating to the Company's Material Intellectual Property or (c) violates any existing obligation of Holdings, the Company or Cortec under any order, writ, injunction or decree of any court or other Governmental Body disclosed in the Merger Agreement or an exhibit or schedule thereto.

          6. Except for the filing and recordation of appropriate merger documents with the Delaware Secretary of State, no notices or other filings are required to be made by Holdings, or Cortec with, nor are any consents, orders, registrations, declarations, approvals, permits or authorizations required to be obtained by Holdings or AXIA or Cortec from, any Governmental Body in connection with the execution and delivery of the Merger Agreement and the Escrow Agreement and the consummation by Holdings of the Merger. In rendering this opinion, we have relied upon the representation of Acquisition in Section 5.9 of the Merger Agreement.

     This opinion has been delivered solely for your use in connection with the transactions contemplated by the Merger Agreement and may not be referred to or used for any other purpose or relied upon by any other person, except with our prior consent; provided, however, that Paribas, as bank and lender and such other lenders as are parties to that certain Credit Agreement dated as of July __, 1998 may rely on this opinion as if it were addressed to them. The opinions expressed herein are given as of the date hereof and we undertake no obligation hereby, and disclaim any obligation, to advise you of any change after the date hereof pertaining to any matter referred to herein.



                                        Very truly yours,